     As filed with the Securities and Exchange Commission on January 6, 1997

                                                 Registration No. 333-09465
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO


                                    FORM SB-2

                             Registration Statement
                                      Under

                           The Securities Act of 1933

                             USA TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

 Pennsylvania                        7359                        23-2679963

(State or other          (Primary Standard Industrial        (I.R.S. employer
jurisdiction of           Classification Code Number)       Identification No.)
incorporation or
organization)


                                200 Plant Avenue
                            Wayne, Pennsylvania 19087
              (Address of principal executive offices and zip code)

                              George R. Jensen, Jr.
                             Chief Executive Officer
                             USA Technologies, Inc.
                                200 Plant Avenue
                            Wayne, Pennsylvania 19087
                                 (610) 989-0340
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   Copies to:
                            Douglas M. Lurio, Esquire
                               Lurio & Associates
                         1760 Market Street, Suite 1300
                           Philadelphia, PA 19103-4132
                                 (215) 665-9300
                      -----------------------------------
         Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the
following box:        [ ]


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box:        [X]


         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement for the same offering.        [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.        [ ]

         If the delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.        [ ]





         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

                             USA TECHNOLOGIES, INC.

                                  COMMON STOCK

         This Prospectus relates to up to 5,200,000 shares of Common Stock, no par value (the "Common Stock"), of USA Technologies, Inc. (the "Company") which may be sold from time to time by the shareholders of the Company (the "Selling Shareholders") who purchased 1996 Common Stock Purchase Warrants (the "1996 Warrants") from the Company. The 1996 Warrants were issued pursuant to a warrant agreement dated as of May 1, 1996, by and between the Company and American Stock Transfer & Trust Company, the warrant agent (the "1996 Warrant Agreement").


         The Common Stock which may be sold by the Selling Shareholders pursuant to this Prospectus will be purchased from the Company by the Selling Shareholders pursuant to the exercise of the 1996 Warrants. The Company issued 5,200,000 1996 Warrants to the Selling Shareholders in May 1996 pursuant to the 1996 Warrant Agreement in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), and applicable state securities law. Each 1996 Warrant entitles the holder thereof to purchase one share of Common Stock for $.20 through December 31, 1996, and for $.50 at any time thereafter through May 31, 2001. The exercise price of the 1996 Warrants may be reduced by the Company at any time, or from time to time. As of December 31, 1996, 2,729,000 1996 Warrants have been exercised at $.20 each for total gross proceeds to the Company of $545,800. The 1996 Warrants are exercisable at any time through May 31, 2001, or such later date as the Company may determine. The Company agreed, at its cost and expense, to register under the Act the Common Stock underlying the 1996 Warrants for resale by the Selling Shareholders, and to register or qualify such Common Stock for resale under applicable state securities laws. See "Description of Securities - 1996 Common Stock Purchase Warrants." The Common Stock may be sold from time to time by the Selling Shareholders named herein pursuant to this Prospectus. See "Selling Shareholders".

         As a condition to obtaining the Common Stock being offered hereby, the Selling Shareholders must exercise the 1996 Warrants by tendering the per share exercise price required under the 1996 Warrant Agreement. In the event all 5,200,000 1996 Warrants are exercised at $.50, the Company would receive gross proceeds of $2,600,000. In the event all 5,200,000 1996 Warrants are exercised at $.20, the Company would receive gross proceeds of $1,040,000. There is no assurance that any of the remaining 1996 Warrants will be exercised by the Selling Shareholders, and if none of the remaining 1996 Warrants are exercised, the Company would not receive any gross proceeds. The Company is responsible for all of the costs and expenses incident to the offer and sale of the Common Stock by the Selling Shareholders pursuant to this Prospectus other than any brokerage fees or commissions incurred by the Selling Shareholders in connection therewith.

         The Common Stock offered by the Selling Shareholders pursuant to this Prospectus may be sold from time to time by the Selling Shareholders. The sale of the Common Stock offered hereby by the Selling Shareholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders.

         The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Shareholders. The Selling Shareholders will receive all of the net proceeds from the sale of the Common Stock and will pay all selling commissions, if any, applicable to the sale of the Common Stock.


         The Common Stock is currently traded on the OTC Electronic Bulletin Board under the symbol USTT and the bid price for the Common Stock on December 31, 1996 was $.32 per share.


         See "Risk Factors" on page 3 of this Prospectus for a discussion of certain factors that should be considered by prospective investors in the Common Stock offered hereby.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     --------------------------------------


                 The date of this Prospectus is January 6, 1997.

                              AVAILABLE INFORMATION

         The Company has filed a registration statement on Form SB-2 (together with any amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Act with respect to the Common Stock. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock. Statements contained in this Prospectus as to the contents of certain documents filed with, or incorporated by reference in the Registration Statement are not necessarily complete, and in each instance reference is made to such document, each such statement being qualified in all respects by such reference.


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

         The Company will provide a copy of any or all documents incorporated by reference herein (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this Prospectus is delivered, upon written or oral request to USA Technologies, Inc., 200 Plant Avenue, Wayne, Pennsylvania 19087, Attn: George R. Jensen, Jr., Chief Executive Officer (telephone (610) 989-0340).


         The Company will furnish record holders of its securities with annual reports containing financial statements audited and reported upon by its independent auditors, quarterly reports containing unaudited interim financial information, and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                               PROSPECTUS SUMMARY

         The following information does not purport to be complete and is qualified in its entirety by and should be read in conjunction with the more detailed information and Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. Prospective investors should consider carefully the factors discussed below under "Risk Factors".

                                   The Company


         USA Technologies, Inc., a Pennsylvania corporation (the "Company"), was founded in January 1992. The Company changed its name from USA Entertainment Center, Inc. to USA Technologies, Inc. on June 7, 1995 to more accurately reflect the nature of its business. The Company is in the development stage and intends to become an owner and licensor of unattended, credit card activated control systems for the copying, debit card, fax, vending, and personal computer industries. The Company's devices make available credit card payment technology in connection with the sale of a variety of products and services. The Company anticipates generating its revenues both from retaining a portion of the revenues generated from all credit card transactions conducted through its devices and from the sale of equipment utilizing its control systems.

         The Company has developed a credit card activated control system to be utilized with photocopying machines and computer printers known as the Credit Card Copy ExpressTM, and a credit card activated control system to be utilized with debit card purchase/revalue stations known as the Credit Card Debit ExpressTM. The devices allow consumers to use credit cards to pay for these products and services.

         The Company has also developed the Credit Card Computer ExpressTM which is an unattended, credit card activated control system to be used in connection with general use of a personal computer, as well as for the use of on-line services, including the Internet, and for the use of a laser printer. This product enables locations such as public libraries to offer the use of personal computers to the public on an "as needed" basis utilizing credit cards as a method of payment. See "Business - Credit Card Computer ExpressTM."

         In September 1996, the Company commenced marketing the Business ExpressTM. This product utilizes the Company's existing applications for computers, copiers, and facsimile equipment, and combines them into a kiosk type work station. All devices contained in the Business ExpressTM are credit card activated. The Company intends to license the Business ExpressTM as well as sell the Business ExpressTM to commercial locations. As of the date hereof, 7 units have been licensed to commercial locations and no units have been sold. See "Business - Business ExpressTM."

         The Company has entered into an agreement with International Business Machines Corporation ("IBM") pursuant to which the Company has been approved as a personal computer value-added reseller. The Company has also entered into similar agreements with Dell Computer Corporation and Hewlett-Packard Company. See "Business - Procurement."

         As of June 30, 1996, the Company had installed at commercial locations a total of 130 devices and revenues have been nominal. As of September 30, 1996, the Company had installed at commercial locations a total of 134 devices and revenues have been nominal. See "Business". Substantially all of these customers are university libraries or public libraries.

         The Company's executive offices are located at 200 Plant Avenue, Wayne, Pennsylvania 19087, and its telephone number is (610) 989-0340.

                          Description Of The Securities

Issuer . . . . . . . . . . . . .                USA Technologies, Inc.

Securities Offered . . . . . . .                Up to 5,200,000 shares of
                                                Common Stock by the Selling
                                                Shareholders.  See "Selling
                                                Shareholders."


Common Stock Outstanding
         as of September 30, 1996  . .          23,023,976 shares. On a fully
                                                converted basis, there would
                                                be 43,546,035 shares
                                                outstanding consisting of
                                                3,692,300 shares issuable upon
                                                exercise of outstanding
                                                options and purchase rights,
                                                5,200,000 shares issuable upon
                                                exercise of the 1996 Warrants,
                                                1,414,000 shares issuable
                                                upon the exercise of the
                                                outstanding 1995 Common Stock
                                                Purchase Warrants ("1995
                                                Warrants"), 7,960,250 shares
                                                issuable upon conversion of the
                                                Preferred Stock, and
                                                2,355,509 shares issuable upon
                                                conversion of accrued and
                                                unpaid dividends on the
                                                Preferred Stock.

Preferred Stock Outstanding
         as of September 30, 1996. .            796,025 shares.  Each share of
                                                Series A Convertible Preferred
                                                Stock, no par value, of the
                                                Company ("Preferred Stock") is
                                                convertible by the holder
                                                thereof at any time into 10
                                                shares of Common Stock.
                                                Series A Convertible Preferred
                                                Stock provides for an annual
                                                cumulative dividend of $1.50 per
                                                share. The outstanding shares of
                                                Preferred Stock are convertible
                                                into 7,960,250 shares of Common
                                                Stock. At the time of
                                                conversion, all accrued and
                                                unpaid dividends are converted
                                                into Common Stock at the rate of
                                                $1.00 per share of Common Stock.
                                                See

                                                "Description of Securities -
                                                Series A Convertible Preferred
                                                Stock."

Common Stock OTC Bulletin
         Board Symbol . . . . . . .             USTT

Use of Proceeds. . . . . . . . .                The Company will receive no cash
                                                proceeds from the sale of the
                                                Common Stock being offered by
                                                the Selling Shareholders hereby.
                                                The Company would, however,
                                                receive $.20 per 1996 Warrant
                                                exercised by the Selling
                                                Shareholders on or before
                                                December 31, 1996, and $.50 per
                                                1996 Warrant exercised by the
                                                Selling Shareholders thereafter
                                                (or such lower exercise price as
                                                the Company may determine).
                                                Through December 31, 1996, a
                                                total of 2,729,000 1996 Warrants
                                                have been exercised by the
                                                Selling Shareholders at $.20
                                                each, generating gross proceeds
                                                of $545,800. The Company intends
                                                to use such proceeds to finance
                                                working capital. There is no
                                                assurance that any of the
                                                remaining 1996 Warrants will be
                                                exercised by the Selling
                                                Shareholders, and if none of the
                                                remaining 1996 Warrants are
                                                exercised, the Company would not
                                                receive any gross proceeds. The
                                                Selling Shareholders will
                                                receive all of the net proceeds
                                                from the sale of the Common
                                                Stock. The Company expects to
                                                incur expenses of approximately
                                                $50,000 in connection with the
                                                registration under the Act and
                                                applicable state securities laws
                                                of the Common Stock underlying
                                                the 1996 Warrants. See
                                                "Description of Securities -
                                                1996 Common Stock Purchase
                                                Warrants."

                              RECENT DEVELOPMENTS

         For the three months ended September 30, 1996, the Company incurred an operating loss of $672,326 (unaudited). During such three month period, the Company generated nominal operating revenues. In addition, losses for the two months ended November 30, 1996 have approximated $500,000 (unaudited) and such losses are expected to continue through at least June 30, 1997. The Company's cash and cash equivalents, net of current payables, amounted to approximately $350,000 (unaudited) at November 30, 1996. See "Management's Discussion And Analysis of Financial Condition And Results of Operations" and "Financial Statements."

         In August 1996, the Company authorized the issuance of 265,000 shares of Common Stock to two consultants. In October 1996, the Company issued and registered these shares under the Act and such shares are freely tradeable thereunder. In November 1996, the Company granted to an employee options to purchase up to 50,000 shares of Common Stock at $.65 per share, granted to a consultant options to purchase up to 50,000 shares of Common Stock at $.50 per share and granted to an employee options to purchase up to 10,000 shares of Common Stock at $.50 per share. In November 1996, the Company authorized the issuance to a consultant of 160,000 shares of Common Stock. See "Description of Securities."

         In November 1996, the Company reduced the exercise price of the 400,000 options issued to Mr. Herbert in April 1996 and the 50,000 options issued to Mr. Sterling in May 1996 from $.65 to $.45.

         All stock options are granted at an exercise price determined by the Board of Directors to be equal to or greater than the fair market value of the Common Stock on the date of the grant. All of the above options are exercisable at any time within five years from the date of vesting.

         Edward J. Sullivan resigned as Chief Financial Officer, Senior Vice President and Treasurer of the Company, effective December 1, 1996, for personal reasons. Mr. Sullivan has agreed to act as a part-time consultant to the Company through February 28, 1997. The Company has agreed that 21,000 of the 50,000 options granted to Mr. Sullivan during May 1996 have become vested as of December 1, 1996 and the balance thereof have been canceled. The employment agreement of Mr. Sullivan was canceled effective December 1, 1996. See "Management - Officer Terminations."

         From November 1, 1996 through December 31, 1996, an aggregate of 2,729,000 1996 Warrants were exercised resulting in gross proceeds to the Company of $545,800. On December 27, 1996, the Company commenced a private placement offering on a "best efforts" basis in the amount of up to $200,000. See "Managements' Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

          The Company appointed Keith L. Sterling as interim Chief Financial Officer and Treasurer of the Company. Mr. Sterling also serves as Executive Vice President - Operations, Secretary and as a Director of the Company.

                                  RISK FACTORS

         The securities described herein are speculative and involve a high degree of risk. Each prospective investor in the Common Stock should carefully consider the following risk factors inherent in and affecting the business of the Company and the Common Stock before investing in the Common Stock.

         1. Development Stage Company; Limited Operating History; Significant Cumulative Operating Losses; Auditor Report Modification for Going Concern. Since its founding in January 1992, the Company has been in the development stage and has been engaged almost exclusively in research and development activities focused on designing, developing, and marketing its credit card activated control systems. From inception through September 30, 1996 the Company has generated funds primarily through the sales of its securities. The auditor's report includes a modification that indicates that the Company's existence may be dependent on its ability to continue to raise capital and generate sufficient revenue from operations. See "Financial Statements." The Company installed its first product, the Golfer's OasisTM in June 1994. This product line did not achieve the anticipated market acceptance and was also very capital intensive. There are currently no units in operation and net revenues through September 30, 1996 were nominal. The Credit Card Copy ExpressTM was first installed in January 1995, and as of September 30, 1996, there were only 75 units in operation and net revenues therefrom were nominal. The Credit Card Vending ExpressTM was first installed in March 1995, and as of September 30, 1996 there were only 2 units in operation and net revenues were nominal. As of the date hereof, there are no units in operation. The Company's Credit Card Debit ExpressTM was first installed in April 1995, and as of September 30, 1996, there were only 25 units in operation and net revenues were nominal. The Credit Card Computer ExpressTM was first installed in April 1996, and as of September 30, 1996, there were only 30 units in operation and net revenues were nominal. The Business ExpressTM was first installed in September 1996, and as of September 30, 1996, there was one unit in operation and net revenues were nominal.

         For its fiscal years ended June 30, 1995, and June 30, 1996, the Company incurred operating losses of $1,645,750 and $2,451,697, respectively. For the three months ended September 30, 1996, the Company incurred an operating loss of $672,326 (unaudited). From its inception on January 16, 1992 through September 30, 1996, the Company has incurred operating losses of $6,915,285 (unaudited). The Company anticipates that for the two months ended November 30, 1996, it will incur an operating loss of approximately $500,000 (unaudited). Such operating losses are anticipated to continue through at least June 30, 1997. See "Management's Discussion And Analysis of Financial Condition And Results of Operations."

         As of September 30, 1996, the Company's products have been installed at only 134 locations and net revenues have been nominal. Accordingly, the Company has an extremely limited operating history upon which an evaluation of the Company's prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a new business as well as the risks, expenses and difficulties encountered by a development stage company. There is currently no basis upon which to assume that the Company's business will prove financially profitable or generate more than nominal operating revenues, and if not, investors may lose all or a substantial portion of their investment.

         2. Dependence Upon Key Personnel. The Company is dependent on certain key management personnel, particularly its President and Chief Executive Officer, George R. Jensen, Jr. The loss of services of Mr. Jensen or other executive officers would have a material adverse effect upon the Company's business. See "Management -- Officer Terminations." The Company has entered into an employment agreement with Mr. Jensen that expires in June 1997 and one-year employment agreements with the other executive officers each of which contain non-compete agreements. The Company has obtained a key man life insurance policy in the amount of $2,000,000 on Mr. Jensen, and a key man life insurance policy in the amount of $1,000,000 on its Vice President-Research and Development, Haven Brock Kolls, Jr. The Company does not have and does not presently intend to obtain key man life insurance coverage on any of its other executive officers.

         3. Uncertainty of New Product Development; Unproven Commercial Viability. While a number of products or services such as gasoline, prepaid telephone cards, public telephones, vending machines, tickets and facsimile machines, are currently provided through unattended, credit card activated terminals, the commercial viability of any of the Company's products has not been established. Although commercial production and installation of the Company's products has commenced on a very limited basis, there can be no assurance that the Company's products will be successful or become profitable. Likewise, there can be no assurance that the demand for the Company's products will be sufficient to enable the Company to become profitable. In any such event, investors may lose all or substantially all of their investment in the Company.

         4. Dependence on Proprietary Technology; Patent Issues. The Company's success is dependent in part on its ability to obtain patent protection for its products, maintain trade secret protection and operate without infringing the proprietary rights of others. To date, the Company has filed seven patent applications, and intends to file applications for additional patents covering its future products. There can be no assurance that any of the patent applications will be granted, that the Company will develop additional products that are patentable or do not infringe the patents of others, or that any patents issued to the Company will provide the Company with any competitive advantages or adequate protection for its products. In addition, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented by others. If any of the Company's products is found to have infringed any patent, there can be no assurance that the Company will be able to obtain licenses to continue to manufacture and license such product or that the Company will not have to pay damages as a result of such infringement. Even if a patent application is granted for any of the Company's products, there can be no assurance that the patented technology will be a commercial success or result in any profits to the Company.

         5. Competition. The Company is not aware of any other business competing in the areas of unattended, credit card activated control systems for use in connection with copiers or personal computers. However, the businesses which have developed unattended, credit card activated control systems currently used in connection with gasoline dispensing, public telephones, ticket dispensing machines, prepaid telephone cards, vending machines, or facsimile machines are capable of developing products or utilizing their existing products in direct competition with the Company. Many of these businesses are well established, have substantially greater resources than the Company and have established reputations for success in the development, sale and service of high quality products. The Company is aware of one business which has developed an unattended, credit card activated device for vending machines. The Company is also aware of several businesses which make available use of the Internet and use of personal computers to hotel guests in their hotel rooms on an "as-needed" basis. Any such increased competition may result in lower percentages of gross revenues being retained by the Company in connection with its devices, or otherwise may reduce potential profits or result in a loss of some or all of its customer base.

         6. Dependence on Third-Party Suppliers. The Company is dependent on third-party suppliers for the various component parts of its products. Although the Company believes there are alternative sources for these component parts, the failure of such suppliers to supply such component parts or the absence of readily available alternative sources could have a material adverse effect on the Company, including delaying the implementation of the Company's business plan to achieve profitability. Except for suppliers of personal computers and computer printers, the Company does not have supply contracts with any of such third-party suppliers and intends to purchase components pursuant to purchase orders placed from time to time. See "Business-Procurement".

         7. Cash Dividends Not Likely. There can be no assurance that the proposed operations of the Company will result in significant revenues or any level of profitability. Any earnings which may be generated by the Company would be used, for the foreseeable future, to finance the growth of the Company's business. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, no cash dividends on the Common Stock have been declared or paid by the Company to date, and the Company does not presently intend to pay cash dividends on the Common Stock for the foreseeable future. Although the Company paid a special stock dividend in August 1995 consisting of 3 shares of Common Stock for each share of outstanding Preferred Stock, there can be no assurance that cash dividends will ever be paid on the Common Stock. See "Description of Securities -- Series A Convertible Preferred Stock." The Articles of Incorporation of the Company prohibit the declaration of any dividends on the Common Stock unless and until all unpaid and accumulated dividends on the Preferred Stock have been declared and paid. Through September 30, 1996, the unpaid and cumulative dividends on the Preferred Stock equal $2,355,509. Through September 30, 1996, $45,369 of unpaid and cumulative dividends on the Preferred Stock have been converted to 45,369 shares of Common Stock. The unpaid and accumulated dividends are either payable in cash by the Company when and if declared by the Board of Directors of the Company, or may be converted by the holders thereof into shares of Common Stock at the rate of $1.00 per share at the time of conversion of the underlying share of Preferred Stock. See "Description of Securities- Series A Convertible Preferred Stock."

         8. Need For Market Acceptance; Location Risk. There can be no assurance that demand for the Company's products will be sufficient to enable the Company to become profitable. Likewise, no assurance can be given that the Company will be able to install the credit card activated control systems at enough locations or sell equipment utilizing its control systems to enough locations to achieve significant revenues or that its operations can be conducted profitably. As of September 30, 1996, the Company's products have been installed at only 134 locations and revenues have been nominal. Alternatively, the locations which would utilize the control systems may not be successful locations. In such event, the revenues of the Company would be adversely affected. The Company may in the future lose locations utilizing its products to competitors, or may not be able to install its products at its competitor's locations.


        9. No Assurance of Active Public Market. The Common Stock is currently traded on the OTC Electronic Bulletin Board. Although there is limited trading in the Common Stock, there is no established trading market therefore. Unless and until there is an established trading market for the Common Stock, holders of the Common Stock could find it difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock. See "Description of Securities
- Shares Eligible For Future Sale" and "Market For Common Stock."

         10. Risks of Low-Priced Stocks. The Common Stock is subject to the so-called penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. These regulations may adversely affect the ability of broker-dealers to sell the Common Stock.

         The Commission has adopted regulations that define a penny stock to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.

         As of the date hereof, the Common Stock qualifies as a penny stock and is subject to the above regulations. The above regulations could adversely affect the market liquidity for the Common Stock and could limit the ability of broker-dealers to sell the Common Stock as well as the ability of holders of the Common Stock to sell the Common Stock in the secondary market.


         11. Charge to Income in the Event of Release of Escrow Shares. At the time of the Company's initial public offering, and as a condition of effectiveness of the offering in Pennsylvania, the Pennsylvania Securities Commission required that Mr. Jensen (as well as the other Directors and executive officers of the Company) place all of his Common Stock in escrow. Unless certain share prices are attained for the Common Stock or the Company attains certain earnings per share prior to June 30, 1998, a maximum of 4,365,000 shares of Common Stock owned by Mr. Jensen and which are held in escrow will be cancelled. If the Company attains certain earning thresholds or the Company's Common Stock attains certain prices required for the release of certain shares of Common Stock currently held in escrow and which are subject to cancellation, such release will require the Company to recognize additional compensation expense. In the event such shares are released, they will be considered outstanding for purposes of calculating per share information concerning the Company. Accordingly, the Company will, in the event of the release of such Common Stock, recognize during the period in which the earning thresholds are met or such per share prices obtained, what could be a substantial charge that would have the effect of substantially increasing the Company's loss or reducing or eliminating earnings, if any, at such time. Such charge will not be deductible for income tax purposes. Although the amount of compensation expense recognized by the Company will not affect the Company's total Shareholders' equity or cash flow, it may have a depressive effect on the market price of the Company's securities. If the required earnings threshold was achieved at September 30, 1996, the compensatory charge to the Company's operations during the three months ended September 30, 1996 would have been $1,746,000 (assuming the fair market value approximated $.40 per share on September 30, 1996). This charge would not have affected the Company's cash flow or total Shareholders' equity. The net loss per share of Common Stock would have been ($.16). See "Principal Shareholders - Escrow and Cancellation Arrangements."


         12. Uncertainty of Company to Continue as a Going Concern. The Company's independent auditors have included an explanatory paragraph in their report on the Company's financial statements to the effect that the Company's ability to continue as a going concern is in substantial doubt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Financial Statements." If the Company ceases to continue as a going concern, the investors in the Common Stock would lose all or substantially all of their investment in their Common Stock.

         13. Dilution, Issuance of Additional Securities By The Company. As of September 30, 1996, the Company has issued outstanding options to acquire up to 3,535,000 shares of Common Stock, has issued 1996 Warrants which are convertible into 5,200,000 shares of Common Stock, has issued 1995 Warrants which are convertible into 1,414,000 shares of Common Stock, and has issued 796,025 shares of Preferred Stock which are convertible into 7,960,250 shares of Common Stock. In the event any or all of such securities are exercised or converted, the number of issued and outstanding shares of Common Stock would be increased. In such event, the percentage of Common Stock held by each holder of Common Stock prior to such exercise or conversion would be reduced and such exercise or conversion may have a dilutive effect on the market price of the Common Stock. If all of such securities would be exercised or converted into Common Stock, an additional 18,109,250 shares of Common Stock would be issued and outstanding as of September 30, 1996, for a total of 41,133,226 shares of Common Stock issued and outstanding. The Company may in the future issue additional options, warrants or other securities convertible or exchangeable into Common Stock. See "Recent Developments".

         During the fiscal years ended June 30, 1995 and June 30, 1996, the Company issued an additional 1,623,112 shares of Common Stock, an additional 498,403 shares of Preferred Stock, options to acquire up to 2,965,000 shares of Common Stock and warrants to acquire up to 10,300,000 shares of Common Stock. Assuming the exercise or conversion of all such securities, the issued and outstanding shares of Common Stock would be increased by 19,872,142 shares. As of September 30, 1996, such additional shares would represent approximately 46% of all the issued and outstanding Common Stock on a fully converted basis.




                                 USE OF PROCEEDS


         The Company will not receive any of the proceeds from the sales of the Common Stock by the Selling Shareholders. See "Selling Shareholders" for a list of those Shareholders entitled to receive proceeds from the sales of the Common Stock. The Company would, however, receive $.20 through December 31, 1996 and $.50 thereafter (or such lower exercise price as the Company may determine) upon the exercise of each 1996 Warrant by a Selling Shareholder. Through September 30, 1996, no 1996 Warrants had been exercised. Subsequent to November 1, 1996, and through December 31, 1996, an aggregate of 2,729,000 1996 Warrants have been exercised at $.20, and gross proceeds to the Company were $545,800. These proceeds are anticipated to be used to finance working capital. There is no assurance that any of the remaining 1996 Warrants will be exercised by the Selling Shareholders. The Selling Shareholders will receive all of the net proceeds from the sale of the Common Stock pursuant to this Prospectus. The Company expects to incur costs of approximately $50,000 in connection with the registration of the Common Stock underlying the 1996 Warrants under the Act and applicable state securities laws. See "Description of Securities - 1996 Common Stock Purchase Warrants."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

         Since January 1992, the Company, a development stage corporation, has been engaged almost exclusively in research and development activities focused on designing, developing, and marketing its unattended, credit card activated control systems. From inception through September 30, 1996, the Company has had nominal operating revenues and has generated funds primarily through the sale of its securities. As of September 30, 1996, the Company has received, net of expenses of such sales, the amount of $4,367,085 in connection with private placements, $1,105,800 from the exercise of Common Stock purchase warrants, and $2,345,104 in connection with its initial public offering. The Company has incurred operating losses since its inception, resulting in an accumulated deficit of $7,968,469 at September 30, 1996 and such losses are expected to continue throughout 1997.

         The Company's independent auditors have included an explanatory paragraph in their report on the Company's June 30, 1996 financial statements discussing issues which raise substantial doubt about the Company's ability to continue as a going concern. The Company believes that the funds available at June 30, 1996 combined with the revenues to be generated during fiscal year 1997, the potential capital to be raised from the exercise of the 1995 and 1996 Warrants, and the ability to defer anticipated expenditures, if required, will provide for the Company to continue as a going concern. There can be no assurance, however, that any significant revenues will be generated during the 1997 fiscal year or that sufficient capital can be raised by the Company. In such event, the Company may cease to be a going concern and investors in the Common Stock may lose all of their investment. See "Risk Factors - Development Stage Company; Limited Operating History; Significant Cumulative Operating Losses."

Results of Operations

         Fiscal Year Ended June 30, 1996. For the fiscal year ended June 30, 1996, the Company had a net loss of $2,451,697. Overall this loss reflects the continuing development stage activities of the Company. The Company's Preferred Stock provides for an annual cumulative dividend of $1.50 per share payable to the shareholders of record on February 1 and August 1 each year. The $3,405,997 loss applicable to common shares or $.23 loss per common share was derived by adding the $2,451,697 net loss and the $954,300 of cumulative preferred dividends for the year ending June 30, 1996 and dividing by the weighted average shares outstanding.

         Revenues for the fiscal year ended June 30, 1996 remained at a nominal level reflecting the disappointing performance of the Credit Card Copy ExpressTM product line. Expenses for the fiscal year ended June 30, 1996 were $2,536,544, representing a $868,546 or 52% increase over the prior year. The primary contributors to this increase were general and administrative expense and compensation.

         At June 30, 1996, cash was $1,773,356 compared to $376,191 on June 30, 1995. Such increase reflects the net proceeds received by the Company in connection with a private placement offering that closed in June 1996 which raised net proceeds of $1,249,264. In addition, during fiscal year 1996, 3,686,000 1995 Warrants were exercised for aggregate proceeds to the Company of $1,105,800. At June 30, 1996, inventory was $426,391 compared to zero on June 30, 1995. Such inventory was purchased by the Company in connection with the marketing of its Credit Card Computer ExpressTM product. The increase of accounts payable and accrued expenses reflects the increased operating expenses incurred by the Company.

         General and administrative expense of $1,449,889 increased sharply by $751,289 or 108% which reflects both a general increase in spending to support the expansion of operations as well as several non-operational factors. Specifically, the major contributors to this increase were (a) $187,122 increase in travel and lodging which was concentrated in the operations area and reflects installation of the Company's control devices, (b) $103,355 increase in professional fees due to financial consultant and legal fees, including increased patent activity, (c) $93,888 increase in product development expense primarily due to the programming and configuration of the Company's Credit Card Computer ExpressTM, (d) $313,548 increase in consulting expense, $247,205 of which is a non-cash compensation expense attributable to the issuance of Common Stock to an outside consultant for services rendered, and (e) the balance of the increase includes public relations and technical services. Telephone, office expense, and postage increased moderately.

         Compensation expense was $903,398, an increase of $215,013 or 31% over the previous fiscal year. This increase was concentrated in the marketing function and corporate staffing, and also includes $27,343 of expense to initiate an employee medical benefits plan.

         Depreciation expense of $72,016 increased by $56,548, which is attributable to the increased depreciable asset base. Advertising remained consistent with the previous year.

         A provision for losses on equipment was charged to operations in the amount of $44,100 which represents the final charge for the discontinuance of the Golfer's OasisTM product line.

         Interest expense returned to normal levels with the elimination of the public offering interest cost reflected in the prior year.

         Fiscal Year Ended June 30, 1995. For the fiscal year ended June 30, 1995, the Company had a net loss of $1,645,750. Overall this loss reflects the continuing development stage activities of the Company including the costs associated with the de-emphasis of the Golfer's OasisTM product line. The Company's Preferred Stock provides for an annual cumulative dividend of $1.50 per share payable to the shareholders of record on February 1 and August 1 each year. In addition, in August 1995 the Company paid a special stock dividend of 3 shares of Common Stock for each share of Preferred Stock issued and outstanding on August 1, 1995, consisting of an aggregate of 1,908,600 shares of Common Stock. The $2,149,624 loss applicable to common shares or $.19 loss per common share was derived by adding the $1,645,750 net loss and the $503,784 of cumulative preferred dividends for the year ending June 30, 1995 and dividing by the weighted average shares outstanding.


          Revenues for the fiscal year ended June 30, 1995 remained at a nominal level reflecting the disappointing performance of the Golfer's OasisTM and the slower than anticipated introduction of the Credit Card Copy ExpressTM product line. Expenses for the fiscal year ended June 30,1995 were $1,667,998, representing a $413,914 or 33% increase over the prior year. The primary contributors to this increase were general and administrative expense and a provision for loss on obsolete equipment.

         General and administrative expense of $698,600 increased sharply by $314,689 which reflects both a general increase in spending to support the expansion of operations as well as several non-operational factors. Specifically, the major contributors to this increase were (a) $120,000 increase in consulting fees which includes a non-recurring charge of $99,750 for the non-cash compensation expense associated with the 150,000 shares of Common Stock issued to an outside consultant, (b) $47,000 increase in rent, which includes a non-recurring charge of $44,000 for the planned lease termination for the Jacksonville facility, (c) 25,000 increase in equipment rental expense associated with the Jacksonville location, (d) $69,000 increase in professional fees due to legal, accounting, and public relations activities, (e) increase of $12,000 in telephone expense, and (f) an increase of $12,000 in postage.

         Compensation expense remained level with the prior year. At year end the Company had thirteen full time employees representing a net addition of only one. However the composition of the staff has shifted in support of the new product development.

         A provision for losses on obsolete equipment of $148,615 was recorded to reflect the Company's decision to deemphasize the Golfer's OasisTM product line. It is management's opinion that the new products already developed represent a better utilization of the Company's resources and will yield returns higher than the capital intensive Golfer's OasisTM. All of the software and technology related to this control system has been incorporated into and will be marketed under the Credit Card Vending ExpressTM line. This charge to expense represents the cost of liquidating the machines, parts, and components in excess of the Company's current requirements.

         Advertising and interest expense were both level with the prior year. The majority of the interest expense, however, is related to the Company's initial public offering which closed in February 1995 and therefore will not continue. Research and development expense decreased significantly in 1995 by $73,125 primarily due to the transition of projects from outside contracts to in-house personnel which is accounted for under Compensation. Depreciation increased by $7,410 as a function of the increased asset base.


         Fiscal Quarter Ended September 30, 1996. The fiscal quarter ended September 30, 1996 resulted in a net operating loss of $672,326 or $.07 loss per share of Common Stock as compared to a net loss of $539,999 or $.08 loss per share of Common Stock for the comparable fiscal quarter ended September 30, 1995. On an overall basis these continuing and increasing losses reflect the development stage nature of the Company. Losses are projected to continue until and unless sufficient revenue is generated from the Company's products.

         Revenue from operations was $51,138 compared to $20,870 from the previous year's fiscal quarter. This is also the first period to reflect the Company's sale of equipment utilizing its control systems. Prior thereto, the Company's operating revenues consisted solely of licensing and transaction processing revenues. Equipment sales for the quarter totaled $18,891. Licensing and processing revenue increased to $20,244 from $9,798 for the same period in 1995. Despite this modest increase, revenue is still well below the level required to be profitable.

         Expenses for the period were $723,464 which represents an increase over the prior year of $162,595 or 28%. Generally this increased expense level reflects continuing developmental activity for the Company's newest product, the Business ExpressTM, as well as the associated costs of market introduction.
The major contributors to the increased expense level are discussed below.

         General and administrative expenses of $420,055 increased by $138,449 or 49.2%. The increase in this expense category was concentrated in the following areas: Product Development increased by $78,448 and Travel Expense increased by $55,882, both of which resulted directly from the development and introduction of the Business ExpressTM. In addition, Professional Fees increased by $20,294, and Rent increased by $9,082 primarily due to the accrual of continuing rent expense on the Company's former leased facilities.

         Compensation expense of $238,104 decreased by 7.5% due to temporary fluctuations in staffing levels and sales commission payments.

         Depreciation increased from $5,106 to $23,261 reflecting the increased depreciable capital asset base.

         Advertising increased from $16,323 to $31,005 as a result of the promotional expense related to the introduction of the Business ExpressTM.

Plan of Operations

         As of September 30, 1996, the Company had a total of 134 credit card activated control systems installed at commercial locations as follows:

         Credit Card Copy ExpressTM 75, Credit Card Debit ExpressTM 25, Credit Card Computer ExpressTM 30, Fax ExpressTM 1, and Business ExpressTM
1. In July 1996, the licensing arrangement with the apparel manufacturer operating the Vending ExpressTM equipment was terminated by the manufacturer effective September 30, 1996. Through September 30, 1996 the total gross revenues received by the Company from these systems has been nominal.

         During the 1996 fiscal year, the Company has shifted its emphasis to products capable of generating new incremental revenue for equipment operators (i.e. Credit Card Computer ExpressTM, Business ExpressTM) as opposed to in the past simply providing a better method of payment (i.e. Credit Card Copy ExpressTM).

         The Company completed development of the Business ExpressTM in August 1996 and as of September 30, 1996 there was one site in operation.

         Another significant change in direction has been the move toward the sale of equipment utilizing the Company's control systems rather than the revenue sharing arrangements previously employed. This shift in approach reduces the Company's dependancy on licensing revenue and simultaneously reduces the Company's capital asset requirements.

         Plans for the 1997 fiscal year include progressing from the development stage to an operating mode. In October 1996, the Company relocated its principal offices to a 7,000 square foot facility which will provide assembly and warehousing space for the anticipated increased production of the Business ExpressTM.

         Unless certain earnings are achieved by the Company or the price of the Common Stock attains certain prices prior to June 30, 1998, a maximum of 4,365,000 shares of Mr. Jensen's shares of Common Stock will be cancelled. See "Risk-Factors - Charge to Income in the Event of Release of Escrow Shares" and "Management - Escrow And Cancellation Provisions." If such shares are not cancelled and are released from escrow, the Company would recognize during the period when such shares are released a substantial charge to operations. Such charge could have the effect of substantially increasing the Company's loss or reducing or eliminating any earnings. If such shares would have been released during the quarter ended September 30, 1996, there would have been a compensatory charge of approximately $1,746,000 against operations, assuming the fair market value of the Common Stock approximated $.40 per share on September 30, 1996. The net loss per share would have been ($.16) in contrast to the reported loss per share of ($.07) for the quarter ended September 30, 1996.

Liquidity and Capital Resources

         During the fiscal year ended June 30, 1996, the Company completed a number of equity transactions. Net proceeds of $1,957,255 were realized from the private placement offering of units consisting of Preferred Stock and 1995 Warrants, which closed August 31, 1995. In February 1996, the exercise price for the 1995 Warrants was reduced from $.50 per share to $.30 per share and net proceeds of $1,105,800 were generated from the 1995 Warrants exercised. In April 1996, a private placement offering of units consisting of Preferred Stock and 1996 Warrants generated an additional $1,249,264 of net proceeds. As of June 30, 1996 total working capital was $1,957,255, including cash on hand of $1,773,356.

         During the fiscal year ended June 30, 1996, net cash of $2,392,538 was used by operating activities, primarily compensation and general and administrative expenses. Net cash of $108,904 was used by investing activities principally for the purchase of property and equipment. The net cash provided by financing activities of $3,898,607 was principally due to the net proceeds generated from the issuance of Common Stock and Preferred Stock of $3,953,899.

         The Company's independent auditors have included an explanatory paragraph in their report on the Company's June 30, 1996 financial statements discussing issues which raise substantial doubt about the Company's ability to continue as a going concern. The Company believes that the funds available at June 30, 1996 combined with the revenues to be generated during fiscal year 1997, the potential capital to be raised from the exercise of the 1995 and 1996 Warrants, and the ability to defer anticipated expenditures, if required, will provide for the Company to continue as a going concern. There can be no assurance, however, that any significant revenues will be generated during the 1997 fiscal year or that sufficient capital can be raised by the Company. In such event, the Company may cease to be a going concern and investors in the Common Stock may lose all of their investment. See "Risk Factors - Development Stage Company; Limited Operating History; Significant Cumulative Operating Losses."

         During the fiscal quarter ended September 30, 1996, the Company utilized a total of $736,021 (unaudited) of cash as a result of sustaining a $672,326 (unaudited) operating loss. The balance of cash used is attributable to working capital changes and financing activities. As of September 30, 1996, total cash on hand was $1,037,335 (unaudited). For the two months ended November 30, 1996, the Company incurred an operating loss of approximately $500,000 (unaudited), and on November 30, 1996, there was cash on hand (net of payables) of approximately $350,000 (unaudited). At the current level of operations, and without an increase in revenue or additional sales of equity subsequent to December 31, 1996, the Company anticipates that it has sufficient resources to continue operations through April 1997.

         In November 1996, the Board of Directors approved a reduction in the exercise price of the 1996 Warrants. Effective November 1, 1996 the exercise price of the 1996 Warrants was reduced to $.20 if exercised on or prior to December 31, 1996. As of December 31, 1996, 2,729,000 1996 Warrants have been exercised resulting in gross proceeds to the Company of $545,800.

         On December 27, 1996, the Company commenced a private placement offering on a "best efforts" basis. The offering is for 20 units at $10,000 each, with each unit consisting of 1,000 shares of Preferred Stock and 30,000 1996-B Common Stock Purchase Warrants. Each such Warrant is exercisable into one share of Common Stock through June 30, 1997 at $.20 and thereafter at $.30 for five years after the termination of the offering. There can be no assurance that any of the securities offered pursuant to the private placement will be sold or that any of the remaining 1996 Warrants will be exercised.

Commitment

         During February 1996, the Company entered into a commitment to acquire 250 control systems for $142,000. As of June 30, 1996, 174 units were received and accordingly $99,000 was included in accounts payable. As of the date hereof, all remaining units under this commitment were received and all outstanding balances related to this commitment were paid.

         In October 1996, the Company entered into a lease for approximately 7,000 square feet in Wayne, Pennsylvania for a monthly rental of $5,000 plus utilities and operating expenses. The lease expires on October 15, 1999. The Company is obligated to continue to pay rent under its lease for its previous Wayne, Pennsylvania office space through August 1997. Through September 30, 1996, all unpaid rent related to this lease has been accrued in the September 30, 1996 financial statements.

                                    BUSINESS

         USA Technologies, Inc., a Pennsylvania corporation (the "Company"), was founded in January 1992. The Company changed its name from USA Entertainment Center, Inc. to USA Technologies, Inc. on June 7, 1995 to more accurately reflect the nature of its business. The Company is in the development stage and intends to become an owner and licensor of unattended, credit card activated control systems for the copying, debit card, fax, vending, and personal computer industries.

         The Company's devices make available credit card payment technology in connection with the sale of a variety of products and services. The Company anticipates generating its revenues from both retaining a portion of the revenues generated from all credit card transactions conducted through its control systems and from the sale of equipment utilizing its control systems.

         The Company has developed an unattended, credit card activated control system to be utilized with photocopying machines and computer printers known as the Credit Card Copy ExpressTM, and an unattended, credit card activated control system to be used in connection with debit card purchase/revalue stations known as the Credit Card Debit ExpressTM. The devices allow consumers to use credit cards to pay for those products and services.

         The Company has also developed the Credit Card Computer ExpressTM which is an unattended, credit card activated control system to be used in connection with general use of a personal computer, as well as for the use of on-line services, including the Internet, and for the use of a laser printer. This product enables locations such as public libraries to offer the use of personal computers to the public on an "as needed" basis utilizing credit cards as a method of payment. This system also enables libraries to charge users via credit/debit cards for the printed output from computer networks, thus providing a new source of revenue.

         In September 1996, the Company completed development of its Business ExpressTM which will be marketed to the hospitality industry as an amenity to the business traveler. The Business ExpressTM combines the Company's existing applications for computers, copiers, and facsimiles into a kiosk type configuration. All services provided are credit card activated. The Company intends to license the Business ExpressTM as well as sell the Business ExpressTM to commercial locations. As of November 30, 1996, 7 units have been licensed and no units have been sold to commercial locations.

         For the year ended June 30, 1995 and 1996, the Company has spent approximately $130,000 and $224,000, respectively for the development of its proprietary technology. These amounts include the expense of outside consultants and contractors as well as compensation paid to the Company's employees and included in Compensation in the accompanying financial statements.

         The Company has been certified by First Data Corp., the leading credit card processor in the United States. First Data has extended to the Company a fixed rate percentage processing charge in connection with the credit card transactions conducted through the Company's products. This charge is paid by the Company out of its share of the gross proceeds. See "Business-Credit Card Processing." Each credit card activated control device records and transmits all transaction data to the Company, and the Company then forwards such data to the credit card processor. After receiving transaction information from the Company, the credit card processor electronically transfers the funds to the Company's bank account. The Company then forwards to the location utilizing the Company's control system its share of the funds.


         As of September 30, 1996, the Company had 75 Credit Card Copy ExpressTM control systems, 25 Credit Card Debit ExpressTM control systems, and 30 Credit Card Computer ExpressTM control systems at the following commercial locations:
Adams State College, Anaheim Public Library, Boston College, Boston College Law School, Bradley University Library, Bucks County Community College, Central Arkansas Library System, Clarkson University, Cleveland State University, Colgate University, Denver Public Library, Drexel University, Georgetown University Law Library, Library of Congress, Loyola University Medical School, Michigan State University, Nanuet Public Library, New England Law Library, Nova Southeastern University, Ohio University, Penn State University, Philadelphia College of Pharmacy & Science, Princeton University, San Francisco Public Library, Temple University Law Library, University of Arkansas Law Library, University of Chicago, University of the District of Columbia, University of Georgia, University of Houston, University of Maine, University of Maryland, University of Pittsburgh, University of Tennessee, University of Texas, University of Wisconsin, Upper Merion Public Library, Villanova University, and William Jeanes Memorial Library. Through September 30, 1996 the total gross revenues received by the Company from these systems has been nominal.

         As of December 11, 1996, the Company had installed at commercial locations a total of 181 devices and revenues have been nominal.

         The Company had licensed its Credit Card Vending ExpressTM technology to an apparel manufacturer to be used in connection with the sale from vending machines of T-shirts, windbreakers, and tote bags, and has also licensed this technology to two golf courses. In July 1996, the licensing arrangement with the apparel manufacturer was terminated by the apparel manufacturer effective September 30, 1996. There are currently no Credit Card Vending ExpressTM control systems in operation.

Industry Trends

         With trends over the last twenty years indicating an ever increasing customer reliance on the use of credit cards as a method of payment, the Company believes the future of purchasing products and services is in credit cards rather than cash. There are approximately eight hundred million credit cards issued in the United States. The Company has focused its efforts towards developing unattended, credit card activated control systems for use in the copier, debit card and personal computer industries.


Credit Card Processing

         Each of the Company's credit card activated control devices records and transmits all transaction data to the Company, and the Company then forwards such data to the credit card processor. After receiving transaction information from the Company, the credit card processor electronically transfers the funds (less the credit card processor's charge) to the Company. The Company then forwards to the location its share of the funds.

         The Company and each location have agreed on a percentage split of the gross proceeds from the Company's device. The credit card processor's fees and cost to forward the location's share of the gross proceeds are all paid for out of the Company's portion of the gross revenue.

The Credit Card Copy ExpressTM

         Traditionally, customers wishing to use a photocopying machine have either used a prepaid, stored value card or cash. In most circumstances, this places a burden on employees of the facility to provide a number of services unrelated to their primary jobs, such as providing change, coin collecting, coin counting and coin reloading. With the Credit Card Copy ExpressTM, the attendant no longer needs to interact with the customers for these purposes.

         The Credit Card Copy ExpressTM provides a cashless method to pay for the use of photocopying machines. The device is attached to the photocopying machine, computer printer, or microfilm/fiche printer in a similar manner as attaching a standard coin acceptor. The device can be attached to either existing or new equipment. The control system enables customers to photocopy documents with the use of a credit card.

The Credit Card Debit ExpressTM

         Many "closed" environments such as universities utilize a private card system to store cash value known as a debit or "stored value" card. The system works by encouraging customers to transfer lump sum cash values onto a magnetic stripe or imbedded chip card that can be used to activate equipment within the closed environment. As the cardholder uses the card to purchase products or services the cash value is deducted from the total value on the card.

         The Company's Credit Card Debit ExpressTM enables customers to purchase or revalue their debit cards with a credit card and eliminates the need for cash or for an attendant to handle cash, provide change or process credit card transactions. The Credit Card Debit ExpressTM eliminates any reliance on cash by allowing customers to use a credit card to purchase or place additional value on a debit card.

         The Company's product is presently being used with debit card machines in university libraries. Such debit cards are used for the copy machines located in the library.

The Credit Card Computer ExpressTM

         The Company believes that the growing dependence on personal computers has created an environment where there is a need for access to personal computers by the general public on an "as needed" basis. To meet this need, the Company has developed the Credit Card Computer ExpressTM. Through September 30, 1996, the Company's system is in commercial use at 30 locations, substantially all of which are public libraries. The device enables the public to utilize personal computers and/or the services they offer on an "as-needed" basis. The system is designed so that the computer could not be used until a valid credit card is swiped through the control system. Once the user is authorized to proceed, the system charges for time in use, printed output, and any modem activity.

         The Company could either sell the credit card activated control device to locations which already have personal computers, or alternatively, either license or sell to the location a Credit Card Computer ExpressTM complete system.


         In marketing the Credit Card Computer ExpressTM, the Company intends to target public libraries and university libraries as its main customer base. The Company believes that the personal computer is becoming an integral part of how library patrons access and utilize the information available to them. The Company also believes that the majority of these libraries do not currently offer general use personal computers to their patrons. The Company will also pursue print shops, cyber cafes, hotels, airports, convention and conference centers, and various retail outlets as potential customers.

The Business ExpressTM

         The hotel/motel hospitality industry continues to expand, but has become more competitive as chains increase their efforts to attract the most dominant and profitable customer - the business traveler. Business travelers and conference attendees account for the majority of hotel occupancy, stay longer and spend more per visit than the leisure traveler. For these reasons, the Company believes that hotels have become very sensitive and responsive to the needs and preferences of the business traveler. The Business ExpressTM enables a hotel to address these needs, while simultaneously generating revenue to the hotel.

         The Business ExpressTM utilizes the Company's existing applications for computers, copiers, and facsimile equipment, and combines them into a branded product. The Business ExpressTM bundles the Credit Card Computer ExpressTM unit, the Credit Card Copy ExpressTM unit, and the Credit Card Fax ExpressTM unit, into a kiosk type work station. All devices are credit card activated, therefore eliminating the need for an attendant normally required to provide such services.

         During August 1996, the Company completed the Business ExpressTM prototype and during September 1996 installed the first test site. As of November 30, 1996, the Company had 7 commercial installations at Courtyard by Marriott, located in Wayne, Pennsylvania; the Westin, Holiday Inn, and Chimo Hotel located in Ottawa, Ontario; Carriage Place, located in Denver, Colorado; Embassy Suites, located in Hunt Valley, Maryland; and Sheraton Great Valley, located in Malvern, Pennsylvania. The Company is continuing to market the product to the hospitality industry.

Marketing


         The Company is marketing its products through its full-time sales staff consisting of seven persons, either directly to customer locations or through facility management companies servicing these locations.


Procurement


         The Company's control system devices consist of a card reader, printer, amplifier, circuit board and micro chip in a specially designed housing. The devices are currently manufactured to the Company's design specification by an independent contractor, LMC - Autotech Technologies, LP. The Company has recently contracted for the purchase of 250 control devices, for a total purchase price of $142,000. As of the date hereof, all units ordered under this contract have been received and all amounts due under this contract have been paid by the Company.

         The Company anticipates obtaining its complete computer systems (other than the Company's control system) from Dell, Hewlett-Packard Company, or IBM pursuant to the agreements entered into with them.

         During February 1996, the Company entered into an agreement with Dell Marketing, L.P., a subsidiary of Dell Computer Corporation ("Dell"), pursuant to which the Company was appointed as a Dell authorized "Remarketer/Integrator." The agreement has an initial term of one year and can be cancelled by either party upon thirty days notice. Through September 30, 1996, the Company ordered 54 computer systems from Dell.

         In December 1996, the Company entered into an agreement with IBM pursuant to which it was appointed an "IBM Personal Computer Value Added Reseller." The agreement is for a twelve month period commencing January 1, 1997 and can be terminated by either party after one month's prior notice.

         The Company has also been designated as an authorized "Hewlett-Packard Value-Added Reseller."



Competition


         The Company believes that there are currently no other businesses offering an unattended, credit card activated control systems for use in connection with copiers or personal computers. However, the businesses which have developed unattended, credit card activated control systems currently in use in connection with gasoline dispensing, public telephones, prepaid telephone cards, ticket dispensing machines, vending machines, or facsimile machines, are capable of developing products or utilizing their existing products in direct competition with the Company. Many of these businesses are well established, have substantially greater resources than the Company and have established reputations for success in the development, sale and service of high quality products. The Company is aware of one business which has developed an unattended, credit card activated control system to be used in connection with vending machines. The Company is also aware of several businesses which make available the Internet and use of personal computers to hotel guests in their hotel rooms on as "as-needed" basis. These services are not, however, credit card activated. Any such increased competition may result in lower percentages of gross revenues being retained by the Company in connection with its licensing arrangements, or otherwise may reduce potential profits or result in a loss of some or all of its customer base. See "Risk Factors - Competition".


Patents, Trademarks and Proprietary Information


         The Company has applied for federal registration of its trademarks Credit Card Printer ExpressTM, Credit Card Copy ExpressTM, Credit Card Debit ExpressTM, Credit Card Computer ExpressTM, C3XTM, and Business ExpressTM.


         Much of the technology developed or to be developed by the Company is subject to trade secret protection. To reduce the risk of loss of trade secret protection through disclosure, the Company has entered into confidentiality agreements with its key employees.

There can be no assurance that the Company will be successful in maintaining such trade secret protection or that others will not capitalize on certain of the Company's technology.

         The Company has applied for seven United States letters patent related to its cashless vending technology, and has applied for certain corresponding foreign letters patent in connection therewith. As of the date hereof, all of such applications are pending and have not been granted. See "Risk Factors - Dependence on Proprietary Technology; Patent Issues."

Employees

         As of November 30, 1996, the Company had eighteen full-time employees.

Properties

         The Company leases its principal executive offices, consisting of approximately 7,000 square feet, at 200 Plant Avenue, Wayne, Pennsylvania for a monthly rental of $5,000 plus utilities and operating expenses. The lease expires on October 15, 1999. Effective October 1996, the Company cancelled its lease in Jacksonville, Florida and has no further obligation thereunder. The Company is obligated to continue to pay rent under the lease for its previous Wayne, Pennsylvania executive offices through August 1997. Through September 30, 1996, all unpaid rent related to this lease has been accrued in the September 30, 1996 financial statements.

Legal Proceedings

         The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

         The Directors and executive officers of the Company, together with their ages and business backgrounds are as follows.

         Name                      Age          Position(s) Held
         ----                      ---          ----------------


George R. Jensen, Jr.              48           President, Chief Executive
                                                Officer, Chairman of the
                                                Board of Directors
Stephen P. Herbert                 34           Executive Vice President - Sales
                                                and Marketing, Director
Haven Brock Kolls, Jr.             31           Vice President - Research and
                                                Development
Keith L. Sterling                  44           Executive Vice President -
                                                Operations, Secretary, Chief
                                                Financial Officer, Treasurer,
                                                Director
Peter G. Kapourelos                77           Director
William W. Sellers                 75           Director
Henry B. duPont Smith              35           Director
William L. Van Alen, Jr.           63           Director



         Each Director holds office until the next Annual Meeting of Shareholders and until his successor has been elected and qualified.

         George R. Jensen, Jr., has been the President, Chief Executive Officer, and Director of the Company since January 1992. Mr. Jensen is the founder, and was Chairman, Director, and Chief Executive Officer of American Film Technologies, Inc. ("AFT") from 1985 until 1992. AFT was in the business of creating color imaged versions of black-and-white films. From 1979 to 1985, Mr. Jensen was Chief Executive Officer and President of International Film Productions, Inc. Mr. Jensen was the Executive Producer of the twelve hour miniseries, "A.D.", a $33 million dollar production filmed in Tunisia. Procter and Gamble, Inc., the primary source of funds, co-produced and sponsored the epic, which aired in March 1985 for five consecutive nights on the NBC network. Mr. Jensen was also the Executive Producer for the 1983 special for public television, " A Tribute to Princess Grace". From 1971 to 1978, Mr. Jensen was a securities broker, primarily for the firm of Smith Barney, Harris Upham. Mr. Jensen was chosen 1989 Entrepreneur of the Year in the high technology category for the Philadelphia, Pennsylvania area by Ernst & Young LLP and Inc. Magazine. Mr. Jensen received his Bachelor of Science Degree from the University of Tennessee and is a graduate of the Advanced Management Program at the Wharton School of the University of Pennsylvania.

         Stephen P. Herbert was elected a Director of the Company in April 1996, and joined the Company full-time on May 6, 1996. Prior to joining the Company and since 1986, Mr. Herbert had been employed by Pepsi-Cola, the beverage division of PepsiCo. From 1994 to April 1996, Mr. Herbert was a Manager of Market Strategy. In such position he was responsible for directing development of market strategy for the vending channel and subsequently the supermarket channel for Pepsi-Cola in North America. Prior thereto, Mr. Herbert held various sales and management positions with Pepsi-Cola. Mr. Herbert graduated with a Bachelor of Science degree from Louisiana State University.

         Haven Brock Kolls, Jr., joined the Company on a full-time basis in May 1994 and was elected an executive officer in August 1994. From January 1992 to April 1994, Mr. Kolls was Director of Engineering for International Trade Agency, Inc., an engineering firm specializing in the development of control systems and management software packages for use in the vending machine industry. Mr. Kolls was an electrical engineer for Plateau Inc. from 1988 to December 1992. His responsibilities included mechanical and electrical computer-aided engineering, digital electronic hardware design, circuit board design and layout, fabrication of system prototypes and software development. From 1984 to 1988, Mr. Kolls was employed as an electrical engineer. Mr. Kolls is a graduate of the University of Tennessee with a Bachelor of Science Degree in Engineering.

         Keith L. Sterling joined the Company on a full-time basis as Executive Vice President-Operations and Secretary on July 1, 1993 and was elected to the Board of Directors on May 12, 1995. On December 1, 1996, Mr. Sterling was appointed Chief Financial Officer and Treasurer on an interim basis. Mr. Sterling is part owner, and from October 1987 to July 1, 1993, was the Chief Executive Officer of Radnor Commonwealth Equities, Inc., a Washington, D.C. asset-based investment/consulting firm. He co-founded that firm in 1987. From 1980 to 1987, Mr Sterling held various positions with MHB Companies, Inc., a national investment-development company headquartered in Houston, Texas, including Executive Vice President. Mr. Sterling graduated with a Bachelor of Science degree in Economics from Susquehanna University.

         The former Chief Financial Officer of the Company resigned effective December 1, 1996. See "Officer-Terminations."

         Peter G. Kapourelos joined the Board of Directors of the Company in May 1993. Mr. Kapourelos has been a branch manager of Advantage Capital Corporation, a subsidiary of Primerica Corporation, since 1972. He has been a member of the Millionaire Production Club since 1972. Mr. Kapourelos is currently the Vice President for American Capital High Yield Bond Fund and of the American Capital Equity Income Fund, which are publicly traded mutual funds.

         William W. Sellers joined the Board of Directors of the Company in May 1993. Mr. Sellers founded The Sellers Company in 1949 which has been nationally recognized as the leader in the design and manufacture of state-of-the-art equipment for the paving industry. Mr. Sellers has been awarded five United States patents and several Canadian patents pertaining to this equipment. The Sellers Company was sold to Mechtron International in 1985. Mr. Sellers is Chairman of the Board of Sellers Process Equipment Company which sells products and systems to the food and other industries. Mr. Sellers is actively involved in his community. Mr. Sellers received his undergraduate degree from the University of Pennsylvania.

         Henry B. duPont Smith joined the Board of Directors of the Company in May 1994. Since January 1992, Mr. Smith has been a Vice President of The Rittenhouse Trust Company and since September 1991 has been a Vice President of Rittenhouse Financial Services, Inc. From September 1991 to December 1992, he was a registered representative of Rittenhouse Financial Securities, Inc. Mr. Smith was an Assistant Vice President of Mellon Bank, N.A. from March 1988 to July 1991, and an investment officer of Provident National Bank from March 1985 to March 1988. Mr. Smith received a Bachelor of Arts degree in Accounting in 1984 from Franklin & Marshall College.

         William L. Van Alen, Jr., joined the Board of Directors of the Company in May 1993. Mr. Van Alen is President of Cornerstone Entertainment, Inc., an organization engaged in the production of feature films of which he was a founder in 1985. Prior thereto, Mr. Van Alen practiced law in Pennsylvania for twenty-two years. Mr. Van Alen received his undergraduate degree in Economics from the University of Pennsylvania and his law degree from Villanova Law School.

Executive Compensation

         The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended June 30, 1994, June 30, 1995 and June 30, 1996 to the individual acting in the capacity of Chief Executive Officer of the Company. No individual who was serving as an executive officer of the Company at the end of the fiscal years ended June 30, 1994, June 30, 1995 or June 30, 1996 received salary and bonus in excess of $100,000 in any such fiscal year.

                           Summary Compensation Table

                                    Fiscal
Name and Principal Position          Year       Annual Compensation
---------------------------         ------      -------------------------
                                                Salary              Bonus
                                                ------              -----
George R. Jensen, Jr.,              1996        $90,000             $0
Chief Executive Officer,            1995        $90,000             $0
President                           1994        $90,000(1)          $0


(1) During the 1994 fiscal year, Mr. Jensen actually received, in addition to his salary for the 1994 fiscal year, the amount of $50,000 for accrued but unpaid salary attributable to the 1993 fiscal year.

Executive Employment Agreements

         The Company has entered into a one year employment agreement with Mr. Jensen which expires June 30, 1997. The Agreement is automatically renewed from year to year unless canceled by Mr. Jensen or the Company. The agreement provides for an annual base salary of $100,000 per year commencing July 1, 1996. Mr. Jensen is entitled to receive such bonus or bonuses as may be awarded to him by the Board of Directors. In determining whether to pay such a bonus, the Board would use its subjective discretion. The Agreement requires Mr. Jensen to devote his full time and attention to the business and affairs of the Company, and obligates him not to engage in any investments or activities which would compete with the Company during the term of the Agreement and for a period of one year thereafter.

         The Company has entered into a one-year employment agreement with Mr. Herbert which expires on April 30, 1997. The agreement is automatically renewed from year to year thereafter unless canceled by Mr. Herbert or the Company. The Agreement provides for an annual base salary of $90,000 per year, provided, that Mr. Herbert's base salary shall never be less than ninety percent of that of the Chief Executive Officer of the Company. Mr. Herbert is entitled to receive such bonus or bonuses as the Board of Directors may award to him. The Agreement requires Mr. Herbert to devote his full time and attention to the business and affairs of the Company and obligates him not to engage in any investments or activities which would compete with the Company during the term of the agreement and for a period of one year thereafter.

         Mr. Sterling has entered into a one-year employment agreement with the Company which expires on June 30, 1997. The agreement is automatically renewed from year to year thereafter unless cancelled by Mr. Sterling or the Company. The Agreement provides for an annual base salary of $90,000 per year and provides that Mr Sterling is entitled to receive such bonus or bonuses as the Board of Directors may award to him. The agreement requires Mr. Sterling to devote his full time and attention to the business and affairs of the Company, and obligates him not to engage in any investments or activities which would compete with the Company during the term of the agreement and for a period of one year thereafter.

         Mr. Sullivan had entered into a one-year employment agreement with the Company which was to expire on June 30, 1997. Effective December 1, 1996, Mr. Sullivan resigned as an officer and Chief Financial Officer of the Company. Mr. Sullivan has agreed to act as a part-time consultant to the Company through February 28, 1997. Mr. Sullivan's employment agreement was cancelled by the Company effective December 1, 1996. See "Management - Officer Terminations."

          Mr. Kolls has entered into a one-year employment agreement with the Company which expires on April 30, 1997, and is automatically renewed from year to year thereafter unless canceled by Mr. Kolls or the Company. The agreement provides for an annual base salary of $90,000 per year. Mr. Kolls is also entitled to receive such bonus or bonuses as may be awarded to him by the Board of Directors. The Agreement requires Mr. Kolls to devote his full time and attention to the business and affairs of the Company, and obligates him not to engage in any investments or activities which would compete with the Company during the term of the agreement and for a period of one year thereafter.

Director Compensation and Stock Options

         Members of the Board of Directors do not currently receive any cash compensation for serving on the Board of Directors.

         In April 1993, Messrs. Kapourelos and Sellers each purchased 100,000 shares of Common Stock from the Company at a purchase price of $.001 per share. In June 1993, Mr. Van Alen purchased 100,000 shares of Common Stock from the Company at a purchase price of $.001 per share.

         In July 1993, the Company issued to each of Messrs. Kapourelos, Sellers, and Van Alen fully vested options to purchase 100,000 shares of Common Stock at an exercise price of $.25 per share. The options must be exercised on or before June 30, 1998.

         In March 1995, the Company issued to Mr. Smith fully vested options to purchase 100,000 shares of Common Stock, to Mr. Sellers fully vested options to purchase 55,000 shares of Common Stock, to Mr. Kapourelos fully vested options to purchase 70,000 shares of Common Stock, and to Mr. Van Alen fully vested options to purchase 25,000 shares of Common Stock. The exercise price of these options is $.25 per share and they must be exercised on or before February 29, 2000.

         Pursuant to the request of the Pennsylvania Securities Commission, each of the Directors have placed all of the shares of Common Stock owned beneficially by them in escrow. See "Principal Shareholders - Escrow And Cancellation Arrangements."

         The Company paid to William W. Sellers the amount of $80,000 for consulting services rendered by Mr. Sellers to the Company during the fiscal year ended June 30, 1996.

         The Company paid to Peter G. Kapourelos the amount of $24,000 for consulting services rendered by Mr. Kapourelos to the Company during the fiscal year ended June 30, 1996.

Executive Stock Options


         In July 1993, the Company issued to Keith L. Sterling and Edward J. Sullivan, a former officer of the Company, options to purchase shares of Common Stock at an exercise price of $.25 per share. The options must be exercised within five years of the vesting thereof. Mr. Sterling received options to acquire 200,000 shares of Common Stock, 100,000 of which vested on June 30, 1994, and 100,000 of which vested on June 30, 1995. Mr. Sullivan was granted options to acquire 100,000 shares of Common Stock, 50,000 of which vested on June 30, 1994, and 50,000 of which vested on June 30, 1995.


         In August 1994, the Company issued to Mr. Kolls options to acquire 50,000 shares of Common Stock at an exercise price of $.25 per share, 25,000 of which vested on April 30, 1995, and 25,000 of which vested on April 30, 1996.

         In August 1994, the Company issued to Mr. Barry Slawter, a former officer of the Company, options to acquire 200,000 shares of Common Stock at an exercise price of $.25 per share, 50,000 of which vested on February 1, 1995, 50,000 of which vested on May 1, 1995, 50,000 of which vested on August 1, 1995, and 50,000 of which vested on November 1, 1995. The options must be exercised within five years after vesting.

         In March 1995, the Company issued to Mr. Sterling fully vested options to acquire 100,000 shares of Common Stock at $.25 per share exercisable on or before February 29, 2000.

         In March 1995, the Company issued to Mr. Kolls options to acquire 150,000 shares of Common Stock, at an exercise price of $.25 per share, 75,000 of which vested on April 30, 1995, and 75,000 of which vested on April 30, 1996. These options must be exercised within five years after vesting.

         In June 1995, the Company issued to Mr. Slawter fully vested options to acquire 10,000 shares of Common Stock at an exercise price of $.25 per share. Such options must be exercised within five years.

         In March 1996, the Company issued to Mr. Kolls options to acquire up to 50,000 shares of Common Stock at an exercise price of $.65 per share, all of which will vest if he is employed by the Company on April 30, 1997. The options must be exercised within five years of vesting.

         In April 1996, the Company issued to Mr. Herbert options to acquire up to 400,000 shares of Common Stock at an exercise price of $.65 per share. In November 1996, the exercise price of the options was reduced to $.45. Subject to Mr. Herbert's continued employment with the Company, the options will become vested over a three year period, 200,000 during the first year, and 100,000 during each year thereafter, in quarterly intervals. The options must be exercised within five years of vesting.

         In May 1996, the Company issued to Mr. Sterling options to acquire up to 50,000 shares of Common Stock at an exercise price of $.65 per share, all of which will vest if he is employed by the Company on June 30, 1997. In November 1996, the exercise price of the options was reduced to $.45. The options must be exercised within five years of vesting.

         In May 1996, the Company issued to Mr. Sullivan, a former officer of the Company, options to acquire up to 50,000 shares of Common Stock at an exercise price of $.65 per share, all of which were to vest if he was employed by the Company on June 30, 1997. In December 1996, in conjunction with Mr. Sullivan's separation of employment with the Company, the Company agreed that 21,000 of these options became vested at such time and the remainder would be cancelled. See "Management - Officer Terminations." The options must be exercised within five years of vesting.


         Pursuant to the request of the Pennsylvania Securities Commission, each of the executive officers have placed all of the shares of Common Stock beneficially owned by them in escrow. See "Principal Shareholders--Escrow And Cancellation Arrangements.

         The Board of Directors is responsible for awarding stock options. Such awards are made in the subjective discretion of the Board. The exercise price of all the above options represents on the date of issuance of such options an amount equal to or in excess of the market value of the Common Stock issuable upon the exercise of the options. All of the foregoing options are non-qualified stock options and not part of a qualified stock option plan.

Officer Terminations


         The employment agreement of Barry Slawter, a former officer of the Company, expired on June 30, 1996, and Mr. Slawter is no longer an employee or officer of the Company.


         Effective December 1, 1996, Edward J. Sullivan resigned as an officer and Chief Finanical Officer of the Company. Mr. Sullivan has agreed to act as a part-time consultant to the Company through February 28, 1997. The Company has agreed that 21,000 of the 50,000 options granted to Mr. Sullivan during May 1996 have become vested as of December 1, 1996 and the balance thereof have been cancelled. The employment agreement of Mr. Sullivan was cancelled effective December 1, 1996.


                             PRINCIPAL SHAREHOLDERS

Common Stock


                  The following table sets forth, as of September 30, 1996, the beneficial ownership of the Common Stock of each of the Company's directors and executive officers, as well as by the Company's directors and executive officers as a group. Except as set forth below, the Company is not aware of any beneficial owner of more than five percent of the Common Stock. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                           Number of Shares
         Name and Address                  of Common Stock          Percent
         of Beneficial Owner               Beneficially Owned(1)    of Class(2)
         -------------------               ---------------------    -----------
George R. Jensen, Jr.                      7,753,000 shares(3)      18.3%
10 Fox Chase Road
Malvern, Pennsylvania 19355

Stephen P. Herbert                         150,000 shares(4)        *
536 West Beach Tree Lane
Strafford, Pennsylvania 19087

Haven Brock Kolls, Jr.                     221,500 shares(5)        *
150 Westridge Gardens
Phoenixville, Pennsylvania 19460


Keith L. Sterling                          400,000 shares(6)        1.0%
114 South Valley Road
Paoli, Pennsylvania 19033

Peter G. Kapourelos                        313,000 shares(7)        *
1515 Richard Drive
West Chester, Pennsylvania 19380

William W. Sellers                         911,000 shares(8)        2.2%
394 East Church Road
King of Prussia, Pennsylvania 19406

Henry B. duPont Smith                      400,000 shares(9)        1.0%
350 Mill Bank Road
Bryn Mawr, Pennsylvania 19010

William L. Van Alen, Jr.                   225,000 shares(10)       *
Cornerstone Entertainment, Inc.
P.O. Box 727
Edgemont, Pennsylvania 19028

All Directors and Executive Officers
As a Group (8 persons)                  10,373,500 shares(11)      24.5%


---------
*Less than one percent (1%)

  (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or investment power with respect to securities. Shares of Common Stock issuable upon conversion of the Preferred Stock, or shares of Common Stock issuable upon exercise of options currently exercisable, or exercisable within 60 days of the date hereof, are deemed to be beneficially owned for purposes hereof.

  (2) For purposes of computing the percentages under this table, it is assumed that all shares of issued and outstanding Preferred Stock have been converted into 7,960,250 shares of Common Stock, that all of the options or purchase rights to acquire Common Stock which have been issued and are fully vested as of September 30, 1996 (or within 60-days of the date thereof) have been converted into 3,042,300 shares of Common Stock. Of the 3,535,000 options to acquire Common Stock issued as of September 30, 1996, only 650,000 of such options do not become vested within 60-days thereof, and such options are excluded from this table. For purposes of computing such percentages it has also been assumed that all of the remaining 1995 Warrants have been exercised for 1,414,000 shares of Common Stock, all of the 1996 Warrants have been exercised for 5,200,000 shares of Common Stock, and all of the accrued and unpaid dividends on the Preferred Stock as of September 30, 1996 have been converted into 2,355,509 shares of Common Stock. Therefore, for purposes of computing the percentages under this table, there are 42,299,016 shares of Common Stock issued and outstanding.

  (3) Includes 6,000,000 shares of Common Stock held by Mr. Jensen with his minor children as joint tenants with right of survivorship. Includes 160,000 shares of Common Stock issuable upon conversion of the 16,000 shares of Preferred Stock owned by him. An aggregate of 4,365,000 shares of Common Stock (or under certain circumstances 1,030,000 shares of Common Stock) beneficially owned by Mr. Jensen are subject to cancellation and are included in this table. See "Escrow and Cancellation Arrangements."

  (4) Includes 150,000 shares of Common Stock issuable upon the exercise of options. Does not include 250,000 shares of Common Stock issuable pursuant to options not presently exercisable and not exercisable within 60 days of September 30, 1996.

  (5) Includes 5,000 shares of Common Stock issuable upon the conversion of 500 shares of Preferred Stock beneficially owned by Mr. Kolls. Includes 200,000 shares of Common Stock issuable upon exercise of options. Does not include 50,000 shares of Common Stock issuable pursuant to options not presently exercisable and not exercisable within 60-days of September 30, 1996.

  (6) All shares of Common Stock held by Mr. Sterling on the date hereof are held with his spouse as joint tenants with right of survivorship. Includes 300,000 shares of Common Stock issuable upon exercise of options. Does not include 50,000 shares of Common Stock issuable pursuant to options not presently exercisable and not exercisable within 60-days of September 30, 1996.

  (7) Includes 10,000 shares of Common Stock issuable upon the conversion of 1,000 shares of Preferred Stock beneficially owned by Mr. Kapourelos. Includes 30,000 shares of Common Stock held on the date hereof by Mr. Kapourelos with his spouse as joint tenants with right of survivorship. Includes 170,000 shares of Common Stock issuable upon exercise of options.

  (8) Includes 147,250 shares of Common Stock issuable upon the conversion of 14,725 shares of Preferred Stock beneficially owned by Mr. Sellers. Includes an aggregate of 126,750 shares of Common Stock issuable upon exercise of the 1995 Warrants beneficially owned by him. Of such 1995 Warrants, 60,000 are owned by the Sellers Pension Plan of which Mr. Sellers is a trustee and 30,000 are owned by Sellers Process Equipment Company of which he is a Director. Includes an aggregate of 280,000 1996 Warrants beneficially owned by him, of which 80,000 are owned by the Sellers Pension Plan and 40,000 are owned by his wife. Includes 6,000 shares of Common Stock owned by Sellers Pension Plan, 3,000 shares of Common Stock owned by Sellers Process Equipment Company, and 18,000 shares of Common Stock owned by Mr. Seller's wife. Includes 155,000 shares of Common Stock issuable upon exercise of options.

  (9) Includes 120,000 shares of Common Stock issuable upon conversion of the 12,000 shares of Preferred Stock beneficially owned by Mr. Smith. Includes 100,000 shares of Common Stock issuable upon exercise of options. Includes 80,000 shares of Common Stock issuable upon conversion of the 1996 Warrants held by trusts for the benefit of Mr. Smith's children of which he is a trustee.

  (10) Includes 125,000 shares of Common Stock issuable upon exercise of options.

  (11) Includes all shares of Common Stock described in footnotes (2) through
  (10) above.


Preferred Stock

         The following table sets forth, as of September 30, 1996 the beneficial ownership of the Preferred Stock by the Company's directors and executive officers, as well as by the Company's directors and executive officers as a group. Except as set forth below, the Company is not aware of any beneficial owner of more than five percent of the Preferred Stock. Except as otherwise indicated, the Company believes that the beneficial owners of the Preferred Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                      Number of Shares
Name and Address of                   of Preferred Stock           Percent
Beneficial Owner                      Beneficially Owned         of Class(l)
-------------------                   ------------------         -----------

George R. Jensen, Jr.
10 Fox Chase Road
Malvern, Pennsylvania 19355                16,000                      2.0%

Haven Brock Kolls, Jr.
150 West Ridge Gardens
Phoenixville, Pennsylvania 19460              500                        *


Peter G. Kapourelos
1515 Richard Drive
West Chester, Pennsylvania 19380             1,000                       *

William W. Sellers
394 East Church Road
King Of Prussia, Pennsylvania 19406         14,725(2)                  1.8%

Henry B. duPont Smith
350 Mill Bank Road
Bryn Mawr, Pennsylvania 19010               12,000(3)                  1.5%

All Directors and
Executive Officers
As a Group (8 persons) (4)                  44,225                     5.5%
--------------
*Less than one percent (1%)


(1) There were 796,025 shares of Preferred Stock issued and outstanding as of September 30, 1996.

(2) Includes 4,000 shares of Preferred Stock owned by Sellers Pension Plan of which Mr. Sellers is a trustee, 1,000 shares of Preferred Stock owned by Sellers Process Equipment Company of which Mr. Sellers is a Director, and 2,000 shares of Preferred Stock owned by his wife.


(3) Includes 2,000 shares of Preferred Stock held by trusts for the benefit of Mr. Smith's children of which he is a trustee.


(4) As of the date hereof, Messrs. Van Alen, Herbert, and Sterling do not beneficially own any shares of Preferred Stock.


Escrow And Cancellation Arrangements


         In January 1994, at the time of the Company's initial public offering, and as a condition of effectiveness of the offering in Pennsylvania, the Pennsylvania Securities Commission requested that all of the executive officers and directors of the Company place in escrow with Corestates Bank (formerly Meridian Bank), as escrow agent, all of the 8,603,675 shares of Common Stock beneficially owned by them. Any additional shares of Common Stock beneficially acquired by them until January 5, 1997 will also be held in escrow. Until January 5, 1997, and subject to the provisions of the escrow agreement, the executive officers and directors have agreed not to sell, pledge, or transfer, directly or indirectly, any of the Common Stock held in escrow or any options to acquire Common Stock which they may own. As set forth below, under certain circumstances, Mr. Jensen's shares of Common Stock may be held in escrow for an additional period of time but not later than June 30, 1998.


      Pursuant to the request of the Pennsylvania Securities Commission, Mr. Jensen has agreed that 4,365,000 shares of his escrowed Common Stock would be canceled by the Company and would no longer be issued and outstanding unless one of the following occurs (i) the bid price of the Common Stock equals or exceeds $1.75 for 30 consecutive trading days at any time during the period of July 1, 1996 through June 30, 1998; or (ii) the Company's cumulative operating income (before taxes, dividends, or extraordinary items) per share of Common Stock (on a fully diluted basis) at any time after July 1, 1994, through June 30, 1998, equals or exceeds $.18. Mr. Jensen has agreed that 1,030,000 shares of his escrowed Common Stock (rather than 4,365,000 shares) would be canceled if (i) at any time after July 1, 1994 and prior to June 30, 1998, the Company's cumulative operating income per share of Common Stock is at least $.12 but less than $.18 and Mr. Jensen affirmatively elects to have this provision apply, or (ii) on June 30, 1998, the Company's cumulative operating income per share of Common Stock since July 1, 1994 is at least $.12 but less than $.18. See "Risk Factors
- Charge to Income in the Event of Release of Escrow Shares."

      For purposes of computing the Company's cumulative operating income, all operating results prior to July 1, 1994 are ignored, and the cumulative operating income is deemed to be zero on and as of such date. Subject to the minimum escrow period for all executive officers and directors (until January 5, 1997), Mr. Jensen's Common Stock will be held in escrow until the earlier of the satisfaction of any of the above conditions (in which event no shares, or only 1,030,000 shares, would be canceled), or June 30, 1998. Unless and until any such shares would be canceled, and subject to the restrictions on sale or transfer pursuant to the escrow arrangement, Mr. Jensen has retained all rights pertaining to such shares, including voting rights.

      Prior to the date hereof, Mr. Jensen cancelled an aggregate of 2,305,000 shares of Common Stock which had been owned by him and which had been held in escrow pursuant to the above arrangements. See "Certain Transactions." Prior to such cancellation, a maximum of 6,670,000 shares (rather than 4,365,000 shares as currently provided) were subject to cancellation.

                              CERTAIN TRANSACTIONS

      In March 1995, Mr. Jensen cancelled 1,100,000 shares of Common Stock owned by him and which had been held in escrow. See "Principal Shareholders - Escrow And Cancellation Arrangements."

         In March 1995, the Company issued to Keith L. Sterling options to purchase up to 100,000 shares of Common Stock, to Henry B. duPont Smith options to purchase up to 100,000 shares of Common Stock, to William W. Sellers options to purchase up to 55,000 shares of Common Stock, to Peter G. Kapourelos options to purchase up to 70,000 shares of Common Stock, and to Mr. Van Alen options to purchase up to 25,000 shares of Common Stock. All of these options are exercisable at $.25 per share. See "Management- Executive Stock Options" and "Management-Director Compensation and Stock Options."

         In April 1995, the Company issued to Haven Brock Kolls, Jr., options to purchase up to 150,000 shares of Common Stock at $.25 per share. See "Management-Executive Stock Options."

         In June 1995, the Company issued to Barry Slawter, a former officer of the Company, options to purchase up to 10,000 shares of Common Stock at $.25 per share. See "Management-Executive Stock Options."

      In August 1995, pursuant to the special stock dividend paid by the Company to holders of Preferred Stock, the Company issued 48,000 shares of Common Stock to Mr. Jensen, 1,500 shares of Common Stock to Mr. Kolls, 3,000 shares of Common Stock to Mr. Kapourelos, 11,175 shares of Common Stock to Mr. Sellers, and 30,000 shares of Common Stock to Mr. Smith. See "Description of Securities - Series A Convertible Preferred Stock."

      In February 1996, Mr. Jensen cancelled 305,000 shares of Common Stock owned by him and which had been held in escrow. See "Principal Shareholders - Escrow And Cancellation Arrangements".

         In March 1996, the Company issued to Mr. Kolls options to acquire up to 50,000 shares of Common Stock at $.65 per share. See "Management-Executive Stock Options."

      In April 1996, the Company issued to Mr. Herbert options to acquire up to 400,000 shares of Common Stock at $.65 per share. In May 1996, the Company issued to Mr. Sterling options to acquire up to 50,000 shares of Common Stock at $.65 per share and issued to Edward J. Sullivan, a former officer of the Company, options to acquire up to 50,000 shares of Common Stock at $.65 per share. See "Management-Executive Stock Options" and "Management - Officer Terminations."

       At June 30, 1996 and 1995 and September 30, 1996, approximately $14,000, $19,000 and $8,000, respectively, of the Company's accounts payable are due to several shareholders for various legal and technical services performed.

         During July 1996, the Company formalized certain agreements with William W. Sellers and Peter G. Kapourelos, two Directors of the Company, who performed consulting services during fiscal year 1996. During the year ended June 30, 1996, $98,600 was paid for such services performed.

       In September 1996, the Company issued to Joseph Donahue, an employee of the Company, options to purchase up to 50,000 shares of Common Stock at $.45 per share.

       In November 1996, the Company issued to Michael Feeney, an employee of the Company, options to purchase up to 10,000 shares of Common Stock at $.50 per share.

      In November 1996, the Company reduced the exercise price of the 400,000 options issued to Mr. Herbert in April 1996 and the 50,000 options issued to Mr. Sterling in May 1996 from $.65 to $.45.

      Mr. Jensen may be deemed a "promoter" of the Company as such term is defined under the Federal securities laws.

                              SELLING SHAREHOLDERS

      Each of the Selling Shareholders listed below is, as of the date hereof, the holder of 1996 Warrants to acquire the number of shares of Common Stock set forth opposite such Selling Stockholder's name or has exercised the 1996 Warrants for the number of shares of Common Stock set forth opposite such Selling Shareholder's name. The 1996 Warrants were issued by the Company to the Selling Shareholders in May 1996 pursuant to a transaction exempt from the registration requirements of the Act and various state securities laws. The 1996 Warrants are exercisable at any time through May 31, 2001, unless such period is extended by the Company.

      As of December 31, 1996, the Selling Shareholders have exercised 2,729,000 of the 1996 Warrants at $.20 for an aggregate of $545,800. The issuance by the Company of the Common Stock to the Selling Shareholders upon exercise of the 1996 Warrants is pursuant to the 1996 Warrant Agreement in a transaction exempt from the registration requirements of the Act and various state securities laws. During November 1996, the Board of Directors authorized a reduction in the exercise price of each 1996 Warrant to $.20 during the period of time beginning on November 1, 1996 and ending at the close of business on December 31, 1996, at which time the exercise price will be $.50. The Company has agreed, at its expense, to register the Common Stock for resale by the Selling Shareholders under the Act and various state securities laws. The Company expects to incur expenses of approximately $50,000 in connection with the registration. The Common Stock may be sold from time to time by the Selling Shareholders pursuant to this Prospectus. See "Plan of Distribution".

      The following table sets forth information with respect to each Selling Shareholder and the respective amounts of Common Stock that may be offered pursuant to this Prospectus. None of the Selling Shareholders has, or within the past three years has had, any position, office or other material relationship with the Company, except as noted below. Except as specifically set forth below, following the offering, and assuming all of the Common Stock offered hereby has been sold, none of the Selling Shareholders will beneficially own one percent (1%) or more of the Common Stock.

                                                              Common Stock Offered                        Beneficial Ownership
Selling Shareholder                                           Hereby                                      After Offering (1)
-------------------                                           --------------------                        --------------------
                                                                                                          Number      Percent
                                                                                                          -------     --------
Gilbert Abramson                                                       20,000
Vanda Adams                                                            40,000

                                       34


                                                              Common Stock Offered                        Beneficial Ownership
Selling Shareholder                                           Hereby                                      After Offering (1)
-------------------                                           --------------------                        --------------------
                                                                                                          Number      Percent
                                                                                                          -------     --------

Ann M. Allegrini                                                       12,000
Eleanor S. Allshouse                                                   20,000
John and Celia Alvanos                                                  4,000
Costa and Michelle Alvanos                                              4,000
John P. Ayers                                                          40,000
J. Stone Bagby                                                         40,000
Alan and Judith Ballard                                                80,000
Thomas Basile                                                          20,000
Thomas B. Basile                                                       40,000
William Bauder                                                         40,000
Robert E. Beck                                                         12,000
Stephen A. Bell                                                        40,000
John Berukoff                                                          20,000
Benjamin and Diana Bird                                                40,000
Alexandra O. Bjorkland                                                 40,000
Donald F. Blackburn                                                    40,000
Clyde and Charlotte Blount                                              8,000
Frederick L. Bowden                                                    10,000
Edwin R. Boynton                                                       20,000
Edward S. Brockie                                                      40,000
Kathleen D. Buffum                                                      4,000
William P. and Judith Burks                                            40,000
Paul and Gwen Canavarro                                                20,000
Peter and Lisa Canavarro                                               20,000
Herminio and Maria Canavarro                                           20,000
Candace S. Carey                                                       20,000
Jerrold Carl                                                           40,000
Jeffrey C. Carlson                                                      4,000
D. Zeke Carlson                                                         4,000
L.E. Carlson                                                            4,000
Henry and Jean Carlson                                                 28,000
Charles Abbott Carter III                                              40,000
Marc A. Cohen                                                         160,000
Craig and Deanne Cook                                                  32,000
William R. Crothers                                                    40,000
Gary L. Cunha                                                          40,000
Marie Bradlyn Currin                                                   12,000
Clifton B. Currin, Trustee                                             40,000
Nancy B. Davis                                                         20,000
Jack and Helen Davis                                                   50,000
Benjamin Deacon                                                        20,000
Sheri Lynn DeMaris                                                     80,000
Jill Smith cust. for Ron Jensen                                       136,000
Sheri Demaris cust. for Burt Jensen                                   100,000
Sheri Demaris cust.
      for Andrew David Jensen                                         100,000
Desert Investment Grp.-D Crockett                                      40,000
William P. Dunham                                                       4,000


                                                              Common Stock Offered                        Beneficial Ownership
Selling Shareholder                                           Hereby                                      After Offering (1)
-------------------                                           --------------------                        --------------------
                                                                                                          Number      Percent
                                                                                                          -------     --------

Jean W. Eason                                                           60,000
Dr. Mallory Eisenman                                                     4,000
John Faust                                                              20,000
Richard and Isabel Fradkin                                              40,000
Harriet and Cary Glickstein                                             80,000
E.J. and M.K. Golightly                                                 40,000
Harold N. Gray                                                          40,000
Wendel C. and Roma Roy Lynch Green                                      10,000
Loring S. Grove                                                         10,000
Ruth Hall                                                                4,000
Thomas F. Hall                                                          80,000
S. Hansen and K. Heiuschel                                              40,000
Armason Harrison                                                         8,000
William F. Harrity, Jr.                                                 80,000
Robert Hauptfuhrer Family Partnership                                  100,000
Austin B. Hepburn                                                       80,000                            1,109,900(2)   2.6%
Adele H. Hepburn                                                        80,000                            1,109,900(2)   2.6%
A.D. Hodges                                                             40,000
R. Holland, D. Holland and K. Duffy                                     40,000
David W. Hubbert                                                        20,000
Wilbur E. Hudson                                                        20,000
Robert M. Ihrig                                                         20,000
Bernard Millis                                                          40,000
Fred Karagosian                                                         40,000
Harold and Lois Kauffman                                                40,000
George H. Kilmarx                                                       40,000
Rocco and Sandra La Penta                                              160,000
Fred Languth                                                            40,000
Robert E. Leiser                                                        20,000
Peggy Longstreth Bayer                                                  12,000
Nicholas S. Ludington                                                   40,000
Douglas M. Lurio                                                        40,000
Robert M. Madonna                                                       40,000
Alberta and J. Grant McCabe                                              4,000
Philip S. Meckley                                                       40,000
James F. Merriman                                                       40,000
Richard D. Mierley                                                      40,000
Richard Moffitt                                                         20,000
Robert H. and Rosemary Montgomery                                       40,000
Thomas Motl                                                             40,000
Eunice Carter Nute                                                      20,000
Harry Ohannesian                                                        80,000
Janet and Sudhir Patel                                                  40,000
George M. Pflaumer                                                      80,000
Bernard Pincus                                                          10,000
Genevieve Pondo                                                         12,000
J. Steve and Carol Powell                                               20,000
Ashok and Swaran Rajpal                                                 10,000


                                                              Common Stock Offered                        Beneficial Ownership
Selling Shareholder                                           Hereby                                      After Offering (1)
-------------------                                           --------------------                        --------------------
                                                                                                          Number      Percent
                                                                                                          -------     --------

Keith J. Raphael                                                       40,000
John B. Rettew III                                                     40,000
Melissa C. Rike                                                        12,000
Eric J. Robbins                                                        40,000
Noma Ann Roberts                                                       40,000
Dorothy S. Rodgers                                                     40,000
Edmund H. Rogers, Jr. Trust UA 06-21-88                               120,000
Gardiner Rogers                                                         8,000
Rodney Rohrer                                                          12,000
Joel M. Rubins                                                         40,000
Scott W. Ryan                                                          40,000
Joseph P. Sawka                                                        40,000
Virginia Schaun and Martha Eischen                                     20,000
Richard S. Schonwald                                                   20,000
William W. Sellers(3)                                                 160,000                             631,000        1.5%
Nancy F. Sellers(3)                                                    40,000
Sellers Pension Plan(3)                                                80,000
Helen E. Seltzer                                                        4,000
Robert Silverman                                                       20,000
Horace and Elizabeth B. Spackman                                       40,000
Clarence E. Sterling                                                   40,000
Dorothy A. Stone                                                       40,000
Ben Wallace and J.A. Hatcherson                                        80,000
Howard Waxman                                                          40,000
Peter S. Whitney                                                       40,000
Peter S. Whitney SEP/IRA                                               40,000
Wilmington Trust Company, Trustee for
      Allison Eleuthera Smith                                          40,000
Wilmington Trust Company, Trustee
      for Isabelle duPont Smith                                        40,000
Wilmer H. Wood                                                          4,000
Dr. David W. Wood                                                      40,000
Joni Carley Yamaguchi                                                  80,000
Keiji Yamaguchi                                                        40,000
Thomas J. Zaucha                                                       40,000
V. Scott Zelov                                                         40,000
Peter Zelov                                                            40,000
Un Jin Zimmerman                                                        8,000
Patricia and Robert Zimmerman                                          20,000
                                                                      -------
                                        Total....................   5,200,000


---------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or investment power with respect to the securities, and includes any shares of Common Stock which a person has the right to acquire within 60-days of the date hereof.

(2) Adele and Austin Hepburn are husband and wife, and together would beneficially own an aggregate of 1,109,900 shares of Common Stock following the sale of all their Common Stock underlying their 1996 Warrants. Adele Hepburn is a Director of Public Relations of the Company.

(3) William W. Sellers is a Director of the Company. Mr. Sellers is a trustee of the Sellers Pension Plan and a Director of Sellers Process Equipment Company. Nancy F. Sellers is the spouse of
William W. Sellers.

                             MARKET FOR COMMON STOCK

      The Common Stock and Preferred Stock are currently traded on the OTC Electronic Bulletin Board under the symbols USTT and USTTP, respectively. Such trading began on March 8, 1995. As of the date hereof, there is no established trading market for the Common Stock or Preferred Stock. See "Risk Factors - No Assurance of Active Public Market" and "Risk Factors - Risks of Low-Priced Stocks".

      The high and low bid prices on the OTC Electronic Bulletin Board for the Common Stock were as follows:

Fiscal                                                     High           Low
------                                                     ----           ---
1995
Third Quarter (March 8, 1995 to March 31, 1995)            $ .75          $.50
Fourth Quarter (through June 30, 1995)                     $1.25          $.25


1996

First Quarter (through September 30, 1995)                 $ .55          $.25
Second Quarter (through December 31, 1995)                 $1.00          $.40
Third Quarter (through March 31, 1996)                     $1.40          $.37
Fourth Quarter (through June 30, 1996)                     $1.68          $.50

1997


First Quarter (through September 30, 1996)                 $ .63          $.38
Second Quarter (through December 24, 1996)                 $ .57          $.29


Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

      On the date hereof, there are 3,616,000 shares of Common Stock issuable upon exercise of outstanding options (110,000 of which were issued subsequent to September 30, 1996), and 157,300 shares of Common Stock issuable upon exercise of outstanding purchase rights. All of these shares of Common Stock, if issued on the date hereof, would be "restricted securities" as defined under Rule 144 under the Act. See "Description of Securities-Shares Eligible for Future Sale." Of the 3,616,000 options, 221,000 are exercisable at $.65 per share, 110,000 are exercisable at $.50 per share, 500,000 are exercisable at $.45 per share, 2,565,000 are exercisable at $.25 per share, and 220,000 are exercisable at $.05 per share. In connection with the options exercisable at $.25 and $.65 per share, the Company has agreed, at its cost and expense, to file a registration statement under the Act and applicable state securities laws covering all of the Common Stock underlying the options during 1997. All of the aforesaid options have been issued by the Company to employees, Directors, officers, and consultants.

        As of December 31, 1996, there were 1,414,000 shares of Common Stock issuable upon exercise of the outstanding 1995 Warrants, which when and if issued would be freely tradeable under the Act. See
"Description of Securities - 1995 Common Stock Purchase Warrants."

        As of December 31, 1996, there were 2,471,000 shares of Common Stock issuable upon exercise of the outstanding 1996 Warrants, which when and if issued would be freely tradeable under the Act. See "Description of Securities - 1996 Common Stock Purchase Warrants."

        The holders of the Common Stock are entitled to receive such dividends as the Board of Directors of the Company may from time to time declare out of funds legally available for payment of dividends. Through the date hereof, no cash dividends have been declared on the Company's securities. No dividend may be paid on the Common Stock until all accumulated and unpaid dividends on the Preferred Stock have been paid. As of September 30, 1996, such accumulated unpaid dividends amounted to $2,355,509. See "Risk Factors - Cash Dividends Not Likely."

                            DESCRIPTION OF SECURITIES

General

        The Company is authorized to issue up to 45,000,000 shares of Common Stock, no par value ("Common Stock"), and 1,000,000 shares of undesignated Preferred Stock all of which have been designated as Series A Convertible Preferred Stock, no par value ("Preferred Stock").

        As of November 30, 1996, there were 23,612,851 shares of Common Stock issued and outstanding and 794,400 shares of Preferred Stock issued and outstanding which are convertible into 7,944,000 shares of Common Stock. As of November 30, 1996, a total of 22,205 shares of Preferred Stock have been converted into 222,050 shares of Common Stock and accrued and unpaid dividends thereon have been converted into 46,494 shares of Common Stock. As of November 30, 1996, there were 843 record owners of the Common Stock and 972 record owners of the Preferred Stock. As of November 30, 1996, there were 1,414,000 1995 Warrants and 4,870,000 1996 Warrants issued and outstanding.

      As of November 30, 1996, the Company has issued to its directors, executive officers, consultants, and employees options to acquire up to 250,000 shares of Common Stock at $.65 per share, options to acquire up to 110,000 shares of Common Stock at $.50 per share, options to acquire up to 500,000 shares of Common Stock at $.45 per share, options to acquire up to 2,565,000 shares of Common Stock at $.25 per share, and options to acquire up to 220,000 shares of Common Stock at $.05 per share. See "Management--Executive Stock Options", "Management -- Director Compensation and Stock Options" and "Management - Officer Terminations." The Company has also issued purchase rights to acquire up to 157,300 shares of Common Stock at $1.00 per share. All options to purchase Common Stock were granted at prices at or above the market value on the date of the grant.

       In August 1996, the Company authorized the issuance of 265,000 shares of Common Stock to two consultants, Diversified Consulting Group, LLC, and Paul Russell. The Company issued and registered these shares under the Act and issued such shares in October 1996, and such shares are freely tradeable thereunder.

       In November 1996, the Company granted to the RAM Group, a consultant, options to purchase up to 50,000 shares of Common Stock at $.50 per share, to Phillip A. Harvey, an employee, options to purchase up to 50,000 shares of Common Stock at $.65 per share, and to Michael Feeney, an employee, options to purchase up to 10,000 shares of Common Stock at $.50 per share.

       In November 1996, the Company authorized the issuance of 160,000 shares of Common Stock to Jerome Wenger, a consultant to the Company, as compensation for services to be rendered to the Company. These shares are to be registered under the Act and will be freely tradeable thereunder.

      During the period from September 30, 1996 to November 30, 1996, 500 shares of Preferred Stock were converted into 5,000 shares of Common Stock. Also during this period, $1,125 of accumulated and unpaid dividends on the Preferred Stock were converted into 1,125 shares of Common Stock at the time of conversion of the underlying Preferred Stock.

        Pursuant to the request of the Pennsylvania Securities Commission, Mr. Jensen has agreed that unless certain conditions are satisfied, either 4,365,000 or, alternatively, 1,030,000 shares of the Common Stock beneficially owned by him would be cancelled by the Company. In the event that any of Mr. Jensen's shares of Common Stock are cancelled, such cancelled shares would no longer be issued and outstanding shares of Common Stock. Unless and until any such shares would be cancelled, and subject to the restrictions on sale or transfer pursuant to the escrow arrangement, Mr. Jensen has retained all rights pertaining to such shares, including voting rights. See "Risk Factors - Charge to Income in the Event of Release of Escrow Shares" and "Principal Shareholders-Escrow and Cancellation Arrangements."

Common Stock

        The holder of each share of Common Stock is entitled to one vote on all matters submitted to a vote of the shareholders of the Company, including the election of directors. There is no cumulative voting for directors.

        The holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for payment of dividends. No dividend may be paid on the Common Stock until all accumulated and unpaid dividends on the Preferred Stock have been paid.


        Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution, subject to the liquidation preference of the Preferred Stock of $10.00 per share and any unpaid and accumulated dividends on the Preferred Stock. The holders of the Common Stock do not have any preemptive rights to subscribe for or purchase shares, obligations, 1995 Warrants, 1996 Warrants, or other securities of the Company.


Series A Convertible Preferred Stock

        The holders of shares of Preferred Stock have the number of votes per share equal to the number of shares of Common Stock into which each such share is convertible (i.e., 1 share of Preferred Stock equals 10 votes). The shares of Preferred Stock are entitled to vote on all matters submitted to the vote of the shareholders of the Company, including the election of directors.

      The holders of Preferred Stock are entitled to an annual cumulative cash dividend of $1.50 per annum, payable when, as and if declared by the Board of Directors. Any and all accumulated and unpaid cash dividends on the Preferred Stock must be declared and paid prior to the declaration and payment of any dividends on the Common Stock. Any unpaid and accumulated dividends will not bear interest. As of September 30, 1996 the accumulated and unpaid dividends on the Preferred Stock were $2,355,509. During the period from September 30, 1996 to November 30, 1996, 1,125 shares representing accumulated and unpaid dividends on the Preferred Stock were converted into 1,125 shares of Common Stock.


      Each share of Preferred Stock is convertible at any time into 10 shares of fully issued and non-assessable Common Stock. Accrued and unpaid dividends earned on shares of Preferred Stock being converted into Common Stock are also convertible into Common Stock at the rate $1.00 per share of Common Stock at the time of conversion and whether or not such dividends have then been declared by the Company. As of November 30, 1996, a total of 22,205 shares of Preferred Stock have been converted into Common Stock and accrued and unpaid dividends therein have been converted into 46,494 shares of Common Stock. The conversion rate of the

Preferred Stock (and any accrued and unpaid dividends thereon) will be equitably adjusted for stock splits, stock combinations, recapitalizations, and in connection with certain other issuances of Common Stock by the Company. Upon any liquidation, dissolution, or winding-up of the Company, the holders of Preferred Stock are entitled to receive a distribution in preference to the Common Stock in the amount of $10.00 per share plus any accumulated and unpaid dividends.

        The Company has the right, at any time on or after January 1, 1998, to redeem all or any part of the issued and outstanding Preferred Stock for the sum of $11.00 per share plus any and all unpaid and accumulated dividends thereon. Upon notice by the Company of such call, the holders of the Preferred Stock so called will have the opportunity to convert their shares of Preferred Stock and any unpaid and accumulated dividends thereon (whether or not such dividends have been declared by the Company as of such date) into shares of Common Stock.

        The Company paid a special stock dividend consisting of 3 shares of Common Stock for each share of Preferred Stock issued and outstanding on August 1, 1995. The stock dividend consisted of an aggregate of 1,908,600 shares of Common Stock.

1996 Common Stock Purchase Warrants

       Each 1996 Warrant entitles its holder to purchase one share of Common Stock at an exercise price of $.20 per share through December 31, 1996, and at exercise price of $.50 thereafter. The 1996 Warrants are exercisable at any time through May 31, 2001, or such later date as may be determined by the Company ("1996 Warrant Termination Date"). As of December 31, 1996, an aggregate of 2,729,000 1996 Warrants have been exercised and 2,471,000 remain unexercised.

        The 1996 Warrants have been issued pursuant to a 1996 Warrant Agreement dated as of May 1, 1996, by and between the Company and American Stock
Transfer & Trust Company, the 1996 warrant agent (the "1996 Warrant Agreement").

         As a condition to obtaining their Common Stock, the Selling Shareholders must exercise the 1996 Warrants by tendering the per share exercise price required under the 1996 Warrant Agreement. In the event all 5,200,000 1996 Warrants are exercised at $.20, the Company would receive gross proceeds of $1,040,000. There is no assurance that any of the remaining 1996 Warrants will be exercised by the Selling Shareholders, and if none of the remaining 1996 Warrants are exercised, the Company would not receive any further gross proceeds. Any such exercise must occur through the 1996 Warrant Termination Date.

         The Company has, at its expense, registered for resale by the Selling Shareholders the Common Stock underlying the 1996 Warrants under the Act, and has registered or exempted from registration such Common Stock for resale in those states in which the Selling Shareholders are located.


        The exercise price of the 1996 Warrants and the number of shares of Common Stock issuable upon exercise of the 1996 Warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the Common Stock. Upon the merger, consolidation, sale of substantially all the assets of the Company, or other similar transaction, the 1996 Warrant holders shall, at the option of the Company, be required to exercise the 1996 Warrants immediately prior to the closing of the transaction, or such 1996 Warrants shall automatically expire. Upon such exercise, the 1996 Warrant holders shall participate on the same basis as the holders of Common Stock in connection with the transaction.

        The 1996 Warrants do not confer upon the holder any voting or any other rights of a shareholder of the Company. Upon notice to the 1996 Warrant holders, the Company has the right, at any time and from time to time, to reduce the exercise price or to extend the Warrant Termination Date of the Warrants.

1995 Common Stock Purchase Warrants

         In June and July 1995, the Company issued an aggregate of 5,100,000 1995 Common Stock Purchase Warrants ("1995 Warrants") pursuant to a private placement under the Act and various state securities laws. Each 1995 Warrant entitles its holder to purchase one share of Common Stock from the Company at an exercise price of $.50, or such lower exercise price as may be determined by the Company from time to time. The exercise price of the 1995 Warrants had been reduced by the Company to $.40 during the period of time from February 12, 1996 through April 30, 1996. Subsequent to April 30, 1996, the exercise price of the 1995 Warrants was further reduced to $.30 until June 30, 1996, and such reduction was made retroactive to those holders who had already exercised the 1995 Warrants at $.40. As a result thereof, the Company returned the sum of $27,200 to such holders. At December 31, 1996, a total of 3,686,000 1995 Warrants had been exercised generating gross proceeds of $1,105,800. There were 1,414,000 unexercised 1995 Warrants as of December 31, 1996, and no additional 1995 Warrants have been exercised through the date hereof. The 1995 Warrants are exercisable at any time through January 31, 2001, or such later date as may be determined by the Company ("1995 Warrant Termination Date").


        The 1995 Warrants have been issued pursuant to a 1995 Warrant Agreement dated as of June 21, 1995, by and between the Company and American Stock Transfer & Trust Company, the 1995 warrant agent (the "1995 Warrant Agreement").

         As a condition to obtaining their Common Stock, the holders of the 1995 Warrants must exercise the 1995 Warrants by tendering the per share exercise price required under the 1995 Warrant Agreement. In the event all remaining 1995 Warrants are exercised at $.30, the Company would receive gross proceeds of $424,200. If all the remaining 1995 Warrants are exercised at a price of less than $.30, the gross proceeds received by the Company would be reduced. There is no assurance that any of the remaining 1995 Warrants will be exercised by the holders of the 1995 Warrants, and if none of the remaining 1995 Warrants are exercised, the Company would not receive any further gross proceeds. Any such exercise must occur on or before the 1995 Warrant Termination Date.

         The Company has, at its expense, registered for resale the Common Stock underlying the 1995 Warrants under the Act, and has registered or exempted from registration such Common Stock for resale in those states in which the holders of the 1995 Warrants are located.

        The exercise price of the 1995 Warrants and the number of shares of Common Stock issuable upon exercise of the 1995 Warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the Common Stock. Upon the merger, consolidation, sale of substantially all the assets of the Company, or other similar transaction, the 1995 Warrant holders shall, at the option of the Company, be required to exercise the 1995 Warrants immediately prior to the closing of the transaction, or such 1995 Warrants shall automatically expire. Upon such exercise, the 1995 Warrant holders shall participate on the same basis as the holders of Common Stock in connection with the transaction.

        The 1995 Warrants do not confer upon the holder any voting or any other rights of a shareholder of the Company. Upon notice to the 1995 Warrant holders, the Company has the right, at any time and from time to time, to reduce the exercise price or to extend the 1995 Warrant Termination Date.

Shares Eligible for Future Sale

       Of the 23,023,976 shares of Common Stock issued and outstanding on September 30, 1996, 10,204,376 are freely transferable without restriction or further registration under the Act (other than shares held by "affiliates" of the Company), and the remaining 12,819,600 are "restricted securities". As of September 30, 1996, there are 796,025 shares of Preferred Stock issued and outstanding, 293,075 of which are freely transferable without further registration or restriction under the Act (other than shares held by "affiliates" of the Company), and the remaining 502,950 are "restricted securities". The 796,025 shares of Preferred Stock issued and outstanding on September 30, 1996 are convertible into 7,960,250 shares of Common Stock. Of such shares of Common Stock, 2,930,750 would be fully transferable without registration or regulation under the Act and 5,029,500 would be "restricted securities" within the meaning of Rule 144.

        As set forth in the prior paragraph, there are 12,819,600 shares of Common Stock and 502,950 shares of Preferred Stock which are "restricted securities" and cannot be resold without registration, except in reliance upon Rule 144 or another applicable exemption from registration. Of such Common Stock, an aggregate of 8,603,675 shares may not be sold or transferred until Janury 5, 1997. See "Principal Shareholders-Escrow And Cancellation Arrangements." Subject to such prohibition, during calendar year 1996, 12,539,600 shares of such Common Stock and 152,950 shares of such Preferred Stock became eligible for sale pursuant to Rule 144. During calendar year 1997, 180,000 shares of Common Stock and 152,950 of Preferred Stock would become eligible for sale pursuant to Rule 144. During calendar year 1998, the remaining 100,000 shares of Common Stock and 180,000 shares of Preferred Stock would become eligible for sale pursuant to Rule 144. The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the market price of the Common Stock or Preferred Stock prevailing at the time of any such sales.


       As of September 30, 1996, there are outstanding options to acquire 3,535,000 shares of Common Stock, 220,000 of which are exercisable at $.05 per share, 2,565,000 of which are exercisable at $.25 per share, 50,000 of which are exercisable at $.45 per share, 50,000 of which are exercisable at $.50 per share, and 650,000 of which are exercisable at $.65 per share. There are also outstanding purchase rights to acquire 157,300 shares of Common Stock at $1.00 per share. All of such Common Stock, if issued on the date hereof, would be "restricted securities" as defined in Rule 144 promulgated under the Act. In connection with the options exercisable at $.25 and $.65 per share, the Company has agreed, at its cost and expense, to file a registration statement under the Act and applicable state securities laws covering all of the Common Stock underlying the options during 1997. As of September 30, 1996, there were also 1,414,000 shares of Common Stock issuable by the Company to the holders of the outstanding unexercised 1995 Warrants and 5,200,000 shares of Common Stock issuable by the Company to the holders of the outstanding unexercised 1996 Warrants. Such Common Stock, if issued, will be freely tradeable under the Act.


        In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including any affiliate of the Company, who beneficially owns "restricted securities" for a period of at least two years is entitled to sell within any three-month period, shares equal in number to the greater of (i) 1% of the then outstanding shares of the same class of shares, or (ii) the average weekly trading volume of the same class of shares during the four calendar weeks preceding the filing of the required notice of sale with the Securities and Exchange Commission.The seller must also comply with the notice and manner of sale requirements of Rule 144, and there must be current public information available about the Company. In addition, any person (or persons whose shares must be aggregated) who is not, at the time of sale, nor during the preceding three months, an affiliate of the Company, and who has beneficially owned restricted shares for at least three years, can sell such shares under Rule 144 without regard to the notice, manner of sale, public information or the volume limitations described above.

Limitation of Liability; Indemnification

        As permitted by the Pennsylvania Business Corporation Law of 1988 ("BCL"), the Company's By-laws provide that Directors of the Company will not be personally liable, as such, for monetary damages for any action taken unless the Director has breached or failed to perform the duties of a Director under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation of personal liability does not apply to any responsibility or liability pursuant to any criminal statute, or any liability for the payment of taxes pursuant to Federal, State or local law. The By-laws also include provisions for indemnification of the Company's Directors and officers to the fullest extent permitted by the BCL. Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Transfer Agent and Registrar


        The Transfer Agent and Registrar for the Common Stock, Preferred Stock, 1995 Warrants, and 1996 Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.


                              PLAN OF DISTRIBUTION

        The Common Stock is being registered to permit public secondary trading of the Common Stock by the Selling Shareholders from time to time after the date of this Prospectus. The Company has agreed to bear all the expenses (other than selling commissions) in connection with the registration and sale of the Common Stock covered by this Prospectus.

         The Common Stock offered by the Selling Shareholders pursuant to this Prospectus may be sold from time to time by the Selling Shareholders. The sale of the Common Stock offered hereby by the Selling Shareholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders.

         The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Shareholders. The Selling Shareholders will receive all of the net proceeds from the sale of the Common Stock and will pay all selling commissions, if any, applicable to the sale of the Common Stock. The Company is responsible for all other expenses incident to the offer and sale of the Common Stock.

        In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless it has been registered or qualified for resale by the Selling Shareholder in the applicable state or an exemption from the registration or qualification requirement is available and complied with.


                                  LEGAL MATTERS

        The validity of the Common Stock has been passed upon for the Company by Lurio & Associates, Philadelphia, Pennsylvania.

                                     EXPERTS


         The financial statements of USA Technologies, Inc. at June 30, 1996 and 1995, and for each of the two years in the period ended June 30, 1996, and for the period January 16, 1992 (inception) through June 30, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon (which contain an explanatory paragraph with respect to the Company's ability to continue as a going concern as discussed in Note 2 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                             USA TECHNOLOGIES, INC.
                       (A Development Stage Corporation)

Report of Independent Auditors                                       F-2

Balance Sheets                                                       F-3

Statements of Operations                                             F-4

Statement of Shareholders' Equity                                    F-5

Statements of Cash Flows                                             F-8

Notes to Financial Statements                                        F-10

                         Report of Independent Auditors

To the Board of Directors and Shareholders
USA Technologies, Inc.

We have audited the accompanying balance sheets of USA Technologies, Inc. (A Development Stage Corporation) as of June 30, 1996 and 1995, and the related statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended June 30, 1996 and the period January 16, 1992 (inception) through June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of USA Technologies, Inc. at June 30, 1996 and 1995, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 1996 and for the period January 16, 1992 (inception) through June 30, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming USA Technologies, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's recurring losses from operations from its inception and its accumulated deficit through June 30, 1996, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.


                                                 /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
August 9, 1996, except for Note 12, as
to which the date is September 10, 1996

                             USA Technologies, Inc.
                        (A Development Stage Corporation)

                                 Balance Sheets


                                                                            June 30,                     September 30,
                                                                     1996              1995                 1996
                                                              ------------------------------------------------------
                                                                                                          (Unaudited)
Assets
Current assets:
    Cash                                                         $   1,773,356      $     376,191    $   1,037,335
    Trade receivables                                                        -                  -           17,517
    Inventory                                                          426,391                  -          548,259
    Stock subscriptions receivable                                     106,350             50,000                -
    Prepaid expenses and deposits                                        3,614              3,137            4,237
                                                              ------------------------------------------------------
Total current assets                                                 2,309,711            429,328        1,607,348

Property and equipment, at cost, net                                   235,214            207,383          240,666
Other assets                                                            42,446              4,832            4,028
                                                              ------------------------------------------------------
Total assets                                                     $   2,587,371      $     641,543    $   1,852,042
                                                              ======================================================

Liabilities and shareholders' equity Current liabilities:
    Accounts payable                                             $     301,849      $     193,815    $     163,223
    Accrued expenses                                                    41,559             19,352          104,857
    Current obligation under capital lease                               9,048              4,777           19,968
    Note payable                                                             -              4,166                -
                                                              ------------------------------------------------------
Total current liabilities                                              352,456            222,110          288,048

Obligation under capital lease, less current portion                    21,209                  -           36,130
Accrued rent                                                            13,516             25,000                -
                                                              ------------------------------------------------------
Total liabilities                                                      387,181            247,110          324,178

Shareholders' equity:
   Preferred Stock, no par value:
     Authorized shares - 1,000,000
     Series A Convertible issued and outstanding
       shares - 796,025 and 491,100 at June 30, 1996
       and 1995, respectively (liquidation preference
       of $9,718,740 at June 30, 1996 and $10,357,385
       at September 30, 1996 (unaudited)                             6,776,132          4,057,372        6,776,132
   Common Stock, no par value:
     Authorized shares - 45,000,000
     Issued and outstanding shares - 23,023,976 and
     18,254,300 at June 30, 1996 and 1995,
     respectively and 23,023,976 at September 30,
     1996 (unaudited)                                                2,720,201            909,172        2,720,201
   Deficit accumulated during the development
     stage                                                          (7,296,143)        (4,572,111)      (7,968,469)
                                                              ------------------------------------------------------
Total shareholders' equity                                           2,200,190            394,433        1,527,864
                                                              ------------------------------------------------------
Total liabilities and shareholders' equity                       $   2,587,371      $     641,543    $   1,852,042
                                                              ======================================================

See accompanying notes.

                             USA Technologies, Inc.
                        (A Development Stage Corporation)

                            Statements of Operations





                                                                                                      Date of Inception Through
                                                                          Three months ended          -------------------------
                                               Year ended June 30             September 30,              June 30,    September 30,
                                             1996             1995        1996            1995             1996           1996
                                        --------------------------------------------------------------------------------------------
                                                                        (Unaudited)    (Unaudited)                   (Unaudited)

Revenue:
    Equipment Sales                      $          -   $          -    $     18,891  $         -    $          -    $   18,891
    License fee                                52,979         10,679          20,244        9,798          63,658        83,902
    Interest                                   31,868         11,569          12,003       11,072          53,404        65,407
                                        ------------------------------------------------------------------------------------------
Total revenue                                  84,847         22,248          51,138       20,870         117,062       168,200

Costs and expenses:
    Cost of Goods Sold                              -              -           9,229            -               -         9,229
    General and administrative              1,449,889        698,600         420,055      281,606       2,865,523     3,285,578
    Compensation                              903,398        688,385         238,104      257,494       2,465,776     2,703,880
    Depreciation and amortization              72,016         15,468          23,261        5,106          98,394       121,655
    Advertising                                61,392         67,740          31,005       16,323         353,002       384,007
    Provision for losses on equipment          44,100        148,615               -            -         400,715       400,715
    Interest                                    5,749         49,190           1,810          340         126,611       128,421
    Costs incurred in connection with
       abandoned private placement                  -              -               -            -          50,000        50,000
                                        ------------------------------------------------------------------------------------------
Total costs and expenses                    2,536,544      1,667,998         723,464      560,869       6,360,021     7,083,485
                                        ------------------------------------------------------------------------------------------

Net loss                                   (2,451,697)    (1,645,750)       (672,326)    (539,999)   $ (6,242,959) $ (6,915,285)
                                        ==========================================================================================

Cumulative preferred dividends               (954,300)      (503,874)       (597,019)    (477,150)
                                        -----------------------------------------------------------
Loss applicable to common shares         $ (3,405,997)  $ (2,149,624)   $ (1,269,345) $(1,017,149)
                                        ===========================================================
Loss per common share                    $       (.23)  $       (.19)          ($.07)       ($.08)
                                        ===========================================================
Weighted average number of common
    shares outstanding                     14,908,904     11,428,486      18,658,976   12,354,333
                                        ===========================================================


See accompanying notes.

                             USA Technologies, Inc.
                        (A Development Stage Corporation)

                       Statements of Shareholders' Equity

                                                                                                Deficit
                                                                Series A                      Accumulated
                                                              Convertible                      During the
                                                               Preferred         Common       Development
                                                                 Stock            Stock          Stage             Total
                                                           --------------------------------------------------------------------
Balance, January 16, 1992, inception                          $          -        $      -  $            -   $             -
    Issuance of stock:
      April 1992-10,500,000 shares of Common Stock
        at $.001 per share                                               -          10,500               -            10,500
      May 1992-10,000 shares of Convertible Preferred
        Stock at $9.98 per share                                    99,800               -               -            99,800
      June 1992-100,000 shares of Common Stock
        at $.001 per share                                               -             100               -               100
    Net loss                                                             -               -          (1,848)           (1,848)
                                                           --------------------------------------------------------------------
Balance, June 30, 1992                                              99,800          10,600          (1,848)          108,552
    Issuance of stock:
      September 1992-15,000 shares of Convertible
        Preferred Stock at $9.97 per share                         149,550               -               -           149,550
      September 1992- 450,000 shares of Common
        Stock at $.001 per share                                         -             450               -               450
      April 1993-400,000 shares of Common
        Stock at $.001 per share                                         -             400               -               400
      June 1993-695,000 shares of Common
        Stock at $.001 per share                                         -             695               -               695
      June 1993-142.2 units (142,200 shares, net of
        offering costs, of Convertible Preferred
        Stock at $9.97 per share and 4,266,000 shares of
        Common Stock at $.001 per share)                         1,266,439           3,815               -         1,270,254
    Net loss                                                             -               -        (899,547)         (899,547)
                                                           --------------------------------------------------------------------
Balance, June 30, 1993                                           1,515,789          15,960        (901,395)          630,354
      September 1993 - 110,000 shares of Common
        Stock at $.001 per share                                         -             110               -               110
      February 1994 - 79,522 units (79,522 shares, net of
        offering costs, of Convertible Preferred Stock at
        $9.99 per share and 556,654 shares of Common
        Stock at $.001 per share)                                  624,824             438               -           625,262
      March 1994 - 34,960 units (34,960 shares, net of
        offering costs, of Convertible Preferred Stock at
        $9.99 per share and 244,720 shares of Common
        Stock at $.001 per share)                                  288,591             202               -           288,793
      June 1994 - 15,940 units (15,940 shares, net of
        offering costs, of Convertible Preferred Stock at
        $9.99 per share and 111,580 shares of Common
        Stock at $.001 per share)                                   75,196              52               -            75,248
    Net loss                                                             -               -      (1,244,117)       (1,244,117)
                                                           --------------------------------------------------------------------
Balance, June 30, 1994                                           2,504,400          16,762      (2,145,512)          375,650

                                  - continued -

                             USA Technologies, Inc.
                        (A Development Stage Corporation)

                 Statements of Shareholders' Equity (continued)

                                                                                              Deficit
                                                              Series A                      Accumulated
                                                             Convertible                     During the
                                                              Preferred        Common       Development
                                                                Stock           Stock          Stage            Total
                                                          -----------------------------------------------------------------

July 1994 --5,092 units (5,092 shares, net of offering
    costs, of Convertible Preferred Stock at $9.99 per
    share and 35,644 of Common Stock at $.001 per
    share)                                                    $     37,248   $        26   $             -  $       37,274
August 1994--9,132 units (9,132 shares, net of offering
    costs, of Convertible Preferred Stock at $9.99 per
    share and 63,924 of Common Stock at $.001 per
    share)                                                          66,801            47                 -          66,848
September 1994--4,935 units (4,935 shares, net of
    offering costs, of Convertible Preferred Stock
    at $9.99 per share and 34,545 of Common Stock at
    $.001 per share)                                                36,098            25                 -          36,123
October 1994--12,205 units (12,205 shares, net of
    offering costs, of Convertible Preferred Stock at
    $9.99 per share and 85,435 of Common Stock at $.001
    per share)                                                      88,895            62                 -          88,957
October 1994--cancellation of 900,000 shares of Common
    Stock                                                                -             -                 -               -
November 1994--11,478 units (11,478 shares, net of
    offering costs, of Convertible Preferred Stock at
    $9.99 per share and 80,346 of Common Stock at $.001
    per share)                                                      83,600            59                 -          83,659
December 1994--16,430 units (16,430 shares, net of
    offering costs, of Convertible Preferred Stock at
    $9.99 per share and 115,010 of Common Stock at $.001
    per share)                                                     119,668            84                 -         119,752
January 1995--12,225 units (12,225 shares, net of
    offering costs, of Convertible Preferred Stock at
    $9.99 per share and 85,575 of Common Stock at $.001
    per share)                                                     102,244            71                 -         102,315
February 1995--98,081 units (98,081 shares, net of
    offering costs, of Convertible Preferred Stock at
    $9.99 per share and  686,567 of Common Stock at
    $.001 per share)                                               820,298           575                 -         820,873
March 1995--cancellation of 1,100,000 shares of Common
    Stock                                                                -             -                 -               -
April 1995 - June 1995 - issuance of 150,000 shares of
    Common Stock in exchange for consulting services                     -        99,750                 -          99,750
June 1995--24.9 units (24,900 shares, net of offering
    costs, of Convertible Preferred Stock at $10 per
    share) of which 5 units were subscribed                        206,382             -                 -         206,382
June 1995 - issuance of options to purchase 10,000
    shares of Common Stock at $.25 per share in exchange
    for services                                                         -         2,600                 -           2,600
June 1995 - conversion of 1,000 shares of Convertible
    Preferred Stock to 10,000 shares of Common Stock                (8,262)        8,262                 -               -
Net loss                                                                 -            -         (1,645,750)     (1,645,750)
Common stock dividend to be distributed - 3 shares of
    Common Stock for each outstanding share of
    Convertible Preferred Stock on August 1, 1995
    (1,473,300 shares as of June 30, 1995)                               -       780,849          (780,849)              -
                                                          ------------------------------------------------------------------
Balance, June 30, 1995                                           4,057,372       909,172        (4,572,111)        394,433

                                  - continued -

                             USA Technologies, Inc.
                        (A Development Stage Corporation)

                 Statements of Shareholders' Equity (continued)

                                                                                                  Deficit
                                                               Series A                         Accumulated
                                                             Convertible                         During the
                                                              Preferred          Common         Development
                                                                Stock             Stock            Stage             Total
                                                           ----------------------------------------------------------------------
July 1995 - 145.1 units (145,100 shares, net of
    offering costs, of Convertible Preferred Stock            $  1,441,185     $          -     $           -     $  1,441,185
    at $10 per share)
July 1995 - September 1995 - issuance of 100,000
    shares of Common Stock in exchange for                               -           50,000                 -           50,000
    consulting services
July 1995 - Common Stock options exercised - 180,000
    shares at $.05 per share                                             -            9,000                 -            9,000
August 1995 - Common stock dividend distributed -3
    shares of Common Stock for each outstanding
    share of Preferred Stock on August 1, 1995                           -          230,709          (230,709)               -
    (435,300 shares)
October 1995 - Common Stock options exercised-100,000
    shares at $.05 per share                                             -            5,000                 -            5,000
January 1996 - issuance of 30,000 shares of Common
    Stock in exchange for consulting services                            -           14,205                 -           14,205
February 1996 - issuance of 50,000 shares of
    Convertible
    Preferred Stock at $4.00 per share                             200,000                -                 -          200,000
February 1996 - Common Stock warrants exercised-
    145,500 at $.40 per warrant                                          -           58,200                 -           58,200
March 1996 - Common Stock warrants exercised-
    125,500 at $.40 per warrant                                          -           50,200                 -           50,200
March 1996 - issuance of 300,000 shares of Common
    Stock in exchange for consulting services                            -          183,000                 -          183,000
March 1996 - cancellation of 305,000 shares of
    Common Stock                                                         -                -                 -                -
April 1996 - Common Stock warrants exercised -
    264,000 at $.30 per warrant                                          -           79,200                 -           79,200
May 1996 - Common Stock warrants exercised -
    381,000 at $.30 per warrant                                          -          114,300                 -          114,300
Refund to warrant holders due to the reduction of
    the 1995 Common Stock warrant exercise price
    from $.40 per warrant to $.30 per warrant                            -          (27,100)                -          (27,100)
May 1996 - conversion of 20,175 shares of
    Convertible Preferred Stock to 201,750 shares of              (171,689)         171,689                 -                -
    Common Stock
May 1996 - conversion of $41,626 of cumulative preferred
    dividends into 41,626 shares of Common
    Stock at $1.00 per share                                             -           41,626           (41,626)               -
June 1996 - Common Stock warrants exercised -
    2,770,000 at $.30 per warrant                                        -          831,000                 -          831,000
June 1996 - 130 units (130,000 shares, net of
    offering costs, of Convertible Preferred Stock
    at $10 per share)                                            1,249,264                -                 -        1,249,264
Net loss                                                                 -                -        (2,451,697)      (2,451,697)
                                                      -------------------------------------------------------------------------
Balance, June 30, 1996                                        $  6,776,132     $  2,720,201     $  (7,296,143)    $  2,200,190
Net loss (unaudited)                                                     -                -          (672,326)        (672,326)
                                                      -------------------------------------------------------------------------
Balance, September 30, 1996 (unaudited)                       $  6,776,132     $  2,720,201     $  (7,968,469)    $  1,527,864
                                                      =========================================================================

See accompanying notes.

                             USA Technologies, Inc.
                        (A Development Stage Corporation)

                            Statements of Cash Flows



                                                                                                             January 16, 1992
                                                                                                            (date of inception)
                                                                             Three months ended                    through
                                                  Year ended June 30            September 30,             June 30,    September 30,
                                                  1996          1995         1996           1995            1996           1996
                                             ---------------------------------------------------------------------------------------
                                                                           (Unaudited)   (Unaudited)                   (Unaudited)
Operating activities
Net loss                                      $(2,451,697)  $(1,645,750) $  (672,326)    $  (539,999)   $(6,242,959)   $(6,915,285)
Adjustments to reconcile net loss to net
  cash used by operating activities:
       Depreciation and amortization               72,016        15,468       23,261           5,106         98,394        121,655
       Provision for losses on equipment           44,100       148,615            -               -        383,756        383,756
       Compensation charges incurred in
          connection with the issuance
          of Common Stock and Common Stock
          options                                 247,205       102,350            -          50,000        349,555        349,555
       Changes in operating assets and
          liabilities:
          Trade receivables                             -             -      (17,517)              -              -        (17,517)
          Inventory                              (426,391)            -     (121,868)              -       (426,391)      (548,259)
          Prepaid expenses, deposits, and
              other assets                        (38,746)        1,900       37,645          25,655        (53,395)       (15,750)
          Accounts payable                        150,252        72,404     (138,626)       (103,115)       402,121        263,495
          Accrued expenses                         10,723       (48,728)      49,782           4,777          5,803         55,585
                                             ---------------------------------------------------------------------------------------
Net cash used by operating activities          (2,392,538)   (1,353,741)    (839,649)       (557,576)    (5,483,116)    (6,322,765)

Investing activities
Purchase of property and equipment               (112,443)     (213,370)      (2,722)       (286,907)      (723,105)      (725,827)
Proceeds from sale of property and equipment        3,539             -            -          51,000          3,539          3,539
                                             ---------------------------------------------------------------------------------------
Net cash used by investing activities            (108,904)     (213,370)      (2,722)       (235,907)      (719,566)      (722,288)

Financing activities
Net proceeds from issuance of Common Stock      1,013,450           949      106,350               -      1,031,161      1,137,511
Net proceeds from issuance of Convertible
    Preferred Stock                             2,940,449     1,511,234            -               -      6,956,083      6,956,083
Repayment of note payable-other                    (4,166)       (4,565)           -               -         (2,298)        (2,298)
Payments on capital lease obligation               (8,908)            -            -          (1,778)        (8,908)        (8,908)
Change in accounts payable and accrued
    expenses relating to the private
     placement offering                           (42,218)       42,218            -           9,000              -              -
Change in accounts payable relating to the
    initial public offering                             -       (50,746)           -       1,441,185              -              -
                                             ---------------------------------------------------------------------------------------
Net cash provided by financing activities       3,898,607     1,499,090      106,350       1,448,407      7,976,038      8,082,388
                                             ---------------------------------------------------------------------------------------

Net increase (decrease) in cash                 1,397,165       (68,021)    (736,021)        654,924      1,773,356      1,037,335
Cash at beginning of period                       376,191       444,212    1,773,356         376,191              -              -
                                             ---------------------------------------------------------------------------------------
Cash at end of period                         $ 1,773,356   $   376,191  $ 1,037,335     $ 1,031,115    $ 1,773,356     $1,037,355
                                             =======================================================================================

                             USA Technologies, Inc.
                        (A Development Stage Corporation)

                      Statements of Cash Flows (continued)



                                                                          Year ended June 30       Three Months ended September 30
                                                                         1996           1995            1996             1995
                                                                    --------------------------     -----------------------------
                                                                                                     (unaudited)     (unaudited)
Supplemental disclosure of cash flow information

Cash paid during the year for interest                               $        -      $  92,483
                                                                    ==========================

Common stock dividend                                                $  230,709      $ 780,849
                                                                    ==========================

Stock subscription receivable                                        $  106,350      $  50,000
                                                                    ==========================

Conversion of Convertible Preferred Stock to Common Stock            $  171,689      $   8,262
                                                                    ==========================

Conversion of Cumulative Preferred Dividends to Common
        Stock                                                        $   41,626      $       -
                                                                    ==========================     ==============================

Capital lease obligation                                             $   34,338      $       -        $  25,841      $        -
                                                                    ==========================     ==============================


See accompanying notes.

                             USA Technologies, Inc.
                        (A Development Stage Corporation)

                          Notes to Financial Statements

                                  June 30, 1996

1. Business

USA Technologies, Inc. a Pennsylvania corporation (the "Company"), was incorporated on January 16, 1992. In May 1995, the Company changed its name from USA Entertainment Center, Inc. to USA Technologies, Inc. to more accurately reflect its business. Substantially all of the Company's activities to date have been devoted to raising capital, developing markets, and starting up operations. The Company intends to become the leading provider and licenser of credit card activated control systems for the vending, copying, debit card, and personal computer industries. The Company's products make available credit card payment technology in connection with the sale of various products and services.

Through June 30, 1996 and 1995 and September 30, 1996, respectively, the Company installed 77, 42 and 75 Credit Card Copy ExpressTM control systems; 24, 9 and 25 Credit Card Debit ExpressTM control systems, and at June 30, 1996 and September 30, 1996, 21 and 30 Computer ExpressTM control systems at various colleges, universities and public libraries. The Company generally retains twenty to thirty percent of the gross revenues in connection with the machines. Through June 30, 1996 and September 30, 1996, the total gross revenues received by the Company from these systems has been nominal.

The Company has also licensed and installed refreshments centers which utilize the Credit Card Vending ExpressTM control system. The Company licensed its Credit Card Vending ExpressTM technology to an apparel manufacturer to be used in connection with the sale from a vending machine of T-shirts, windbreakers, and tote bags. The Company generally retains 20% of the gross revenues from such systems. Through June 30, 1996 and September 30, 1996, the total gross revenues to the Company from these machines were nominal. Subsequent to June 30, 1996, the apparel manufacturer terminated its agreement with the Company effective September 30, 1996.

                             USA Technologies, Inc.

                        (A Development Stage Corporation)

                    Notes to Financial Statements (continued)



2. Accounting Policies

Basis of Financial Statement Presentation

The financial statements of the Company have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments that might be necessary should the Company be unable to continue in existence. The Company has been in the development stage since its inception in 1992 and has incurred losses from operations since its inception through June 30, 1996 amounting to $6.2 million. The Company's working capital has been substantially reduced due to operating losses incurred subsequent to June 30, 1996. Such losses are expected to continue in fiscal year 1997. Additionally, the Company has implemented a plan to sell its proprietary control systems, and accordingly, the Company will require additional capital to maintain the required inventory levels. These factors combined with the significant working capital required in the future raise substantial doubt about the Company's ability to continue as a going concern. Management believes that actions presently being taken will provide for the Company to continue as a going concern. Such actions include the generation of revenues from operations, raising capital from the exercise of the 1995 and 1996 Common Stock purchase warrants, and/or the deferral of anticipated expenditures in order to satisfactorily meet its obligations.

Interim Financial Information


The financial statements and disclosures included herein for the three months ended September 30, 1996 and 1995, and for the date of inception through September 30, 1996 are unaudited. These financial statements and disclosures have been prepared by the Company in accordance with generally accepted accounting principles and reflect all adjustments consisting of adjustments of a normal and recurring nature which, in the opinion of management, are necessary for a fair presentation of the Company's financial position and the results of its operations and cash flows.


Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over five to seven years for financial statement purposes and accelerated methods for income tax reporting purposes.

                             USA Technologies, Inc.

                        (A Development Stage Corporation)

                    Notes to Financial Statements (continued)

2. Accounting Policies (continued)

Revenue Recognition


License fee revenue is recognized upon the usage of the Company's credit card activated control systems. Revenue from the sale of equipment is recognized upon installation and customer acceptance.


Research and Development

Research and development costs are charged to operations as incurred. Such research and development costs amounted to approximately $224,000 and $130,000 for the years ended June 30, 1996 and 1995, respectively, and approximately $393,000 for the period January 16, 1992 (date of inception) to June 30, 1996. These costs are reflected in general and administrative and compensation in the accompanying financial statements.

Income Taxes

The Company provides for income taxes using the asset and liability approach whereby deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Such differences result from differences in the timing of recognition by the Company of certain accrued expenses, and the periods of amortization and depreciation of certain assets.

Loss Per Common Share

Loss per common share is based on the weighted average number of common shares outstanding during the year. No exercise of stock options, purchase rights, stock purchase warrants, or the conversion of preferred stock and cumulative preferred dividends was assumed because the exercise of these securities would be antidilutive. The 4,365,000 common shares held in escrow (Note 11) are not considered outstanding for purposes of calculating the loss per common share for all periods presented.

                             USA Technologies, Inc.

                        (A Development Stage Corporation)

                    Notes to Financial Statements (continued)


3. Property and Equipment

Property and equipment consist of the following:


                                                June 30
                                        1996                1995        September 30, 1996
                                 ---------------------------------------------------------
                                                                            (unaudited)
Control systems                     $    261,387        $    161,323      $    267,770
Furniture and equipment                   55,582              52,919            58,304
Vehicles                                  10,259              17,333            10,258
                                 ---------------------------------------------------------
                                         327,228             231,575           336,332
Less accumulated depreciation             92,014              24,192            95,666
                                 ---------------------------------------------------------
                                    $    235,214        $    207,383      $    240,666
                                 =========================================================



The Company discontinued the Golfers OasisTM vending machine control systems and an agreement was entered into with the manufacturer of the machines to repurchase certain of the machines at an amount significantly below the purchase amount. Accordingly, the Company has recorded a charge for the permanent impairment to the carrying value of the related assets of $44,160 and $149,000, respectively, during the years ended June 30, 1996 and 1995.

4. Accrued Expenses

Accrued expenses consist of the following:


                                                 June 30
                                         1996                1995      September 30, 1996
                                 --------------------------------------------------------
                                                                           (unaudited)
Accrued rent                         $    34,104         $    19,000      $     56,900
Accrued other                              7,455                 352            47,957
                                 --------------------------------------------------------
                                     $    41,559         $    19,352      $    104,857
                                 ======================================= =================

                             USA Technologies, Inc.

                        (A Development Stage Corporation)

                    Notes to Financial Statements (continued)

5. Related Party Transactions

During July 1996, the Company formalized certain agreements with two Directors of the Company who performed consulting services during fiscal year 1996. During the year ended June 30, 1996, $98,600 was paid for such services performed.


At June 30, 1996 and 1995 and September 30, 1996, approximately $14,000, $19,000 and $8,000, respectively, of the Company's accounts payable are due to several shareholders for various legal and technical services performed.


6. Commitments

The Company conducts its operations from various facilities under operating leases. Rental expense under such arrangements was approximately $69,000 and $72,000, respectively during the years ended June 30, 1996 and 1995 and $233,000 for the period January 16, 1992 (date of inception) to June 30, 1996.

The Company closed its storage facility in Jacksonville, Florida during the year ended June 30, 1995. Accordingly, a $44,000 charge to operations was recorded during 1995 representing the future minimum lease payments due under the related leases net of anticipated sub-lease payments.

During fiscal year 1996, the Company entered into an agreement to lease $34,400 of computer equipment which has been accounted for as a capital lease. This computer equipment is included in control systems at June 30, 1996. Lease amortization of $5,700 is included in depreciation expense for the year ended June 30, 1996.

                             USA Technologies, Inc.

                        (A Development Stage Corporation)

                    Notes to Financial Statements (continued)


6. Commitments (continued)

Future minimum lease payments subsequent to June 30, 1996 under capital and noncancellable operating leases are as follows:

                                                                    Capital         Operating
                                                                    Leases            Leases
                                                               -----------------------------------
1997                                                                 $15,753          $  89,000
1998                                                                  15,753             20,000
1999                                                                  10,502              3,000
                                                               -----------------------------------
Total minimum lease payments                                          42,008           $112,000
                                                                                 =================
Less amount representing interest (25% per annum)                     11,751
                                                               ------------------
Present value of net minimum lease payments                           30,257
Less current obligation under capital lease                            9,048
                                                               ------------------
Obligation under capital lease, less current portion                 $21,209
                                                               ==================

During February 1996, the Company entered into an agreement with a vendor whereby it committed to acquire 250 control system units. As of June 30, 1996, 174 units were received and approximately $99,000 was included in accounts payable in connection with this obligation. An additional $43,000 will be payable upon the delivery of the remaining 76 units during fiscal year 1997.

During February 1996, the Company entered into an agreement with a consulting firm whereby the Company committed to pay this firm $50,000, and issued 300,000 shares of the Company's Common Stock which were registered with the Securities and Exchange Commission. Subsequent to June 30, 1996, the Company extended its agreement with this consulting firm providing for the issuance of an additional 250,000 shares of its Common Stock. Through June 30, 1996, $22,000 of the commitment was paid in accordance with the agreement. An additional $28,000 is payable at $4,000 per month from July 15, 1996 through January 15, 1997.

The Company has several employment agreements with its officers, none of which extend beyond one year.

                             USA Technologies, Inc.

                        (A Development Stage Corporation)

                    Notes to Financial Statements (continued)


7. Income Taxes

At June 30, 1996 and 1995, the Company had a net tax operating loss carryforward of approximately $5,176,000 and $2,565,000, respectively, to offset future taxable income expiring through 2011. At June 30, 1996 and 1995, respectively, the Company recorded a deferred tax asset of $2,537,000 and $1,564,000, which were reduced by a valuation allowance of same amounts. The deferred tax assets arose primarily from the use of different accounting methods for financial statement and income tax reporting purposes principally related to the accounting for preoperating costs and research and development costs and net operating loss carryforwards.

As of June 30, 1993, the timing and manner in which the Company can utilize operating loss carryforwards and future tax deductions for capitalized items in any year was limited by provisions of the Internal Revenue Code regarding changes in ownership of corporations. The Company believes that such limitation will have an impact on the ultimate realization of its carryforwards and future tax deductions (generated through June 30, 1993). Cumulative losses generated for income tax purposes from June 30, 1994 through June 30, 1996, are not expected to be subject to the limitation.

8. Preferred Stock


The Preferred Stock authorized may be issued from time to time in one or more series, each series with such rights, preferences or restrictions as determined by the Board of Directors. Each share of Series A Preferred Stock shall have the right to ten votes and is convertible at any time into ten shares of Common Stock. Series A Convertible Preferred Stock provides for an annual cumulative dividend of $1.50 per share payable to the shareholders of record on February 1 and August 1 of each year. Cumulative unpaid dividends at June 30, 1996 and 1995, and September 30, 1996 amounted to $1,758,490, $845,816 and $2,355,509, respectively. Cumulative unpaid dividends are convertible into common shares at $1.00 per common share at the option of the shareholder. During the year ended June 30, 1996, certain holders of the Preferred Stock converted 20,175 shares into 201,750 shares of Common Stock. Certain of these shareholders also converted cumulative preferred dividends of $41,626 into 41,626 shares of Common Stock. The Series A Preferred Stock may be called for redemption at the option of the Board of Directors at any time on and after January 1, 1998 for a price of $11.00 per share plus payment of all accrued and unpaid dividends. In the event of any liquidation, the holders of shares of Series A Preferred Stock issued shall be entitled to receive $10.00 for each outstanding share plus all cumulative unpaid dividends. If funds are insufficient for this distribution, the assets available will be distributed ratably among the preferred shareholders.

                             USA Technologies, Inc.

                        (A Development Stage Corporation)

                    Notes to Financial Statements (continued)


9. Stock Transactions

During April 1996, the Company's shareholders approved the increase in the number of the Company's authorized common stock to 45,000,000 and to increase the number of designated shares of Series A Convertible Preferred Stock from 700,000 to 1,000,000.

During April 1996, the Company's Board of Directors authorized a $1,300,000 private placement offering of 130 units at a unit price of $10,000 and each unit included 40,000 1996 Common Stock purchase warrants and 1,000 shares of Series A Convertible Preferred Stock. As of June 30, 1996, all 130 units were sold, generating net proceeds of $1,249,264 ($1,300,000 less offering costs of $50,736). During August 1996, the Company filed a Registration Statement Form SB-2 to register the Common Stock underlying the 1996 Common Stock purchase warrants with the Securities and Exchange Commission. The 5,200,000 1996 warrants issued are exercisable at any time on or before May 31, 2001, unless such date is extended by the Company. Each warrant entitles the holder to purchase one share of Common Stock for $.40 through December 31, 1996 and for $.50 at any time thereafter through May 31, 2001. The exercise price of the 1996 warrants may be reduced by the Company at any time, or from time to time. At June 30, 1996 there are 5,200,000 1996 warrants outstanding.


During February 1996, the Company filed a Registration Statement with the Securities and Exchange Commission in connection with an agreement with a consulting company whereby the Company issued and registered for sale 300,000 shares of its Common Stock in exchange for consulting and advisory services to be rendered to the Company. A charge of $183,000, reflecting the estimated fair value of the shares issued, is recorded in general and administrative expenses in connection with this agreement.

During February 1996, the Company sold 50,000 shares of its Series A Convertible Preferred Stock for $200,000 to a private investment company pursuant to Regulation S under the Securities Act of 1933.

During June 1995, the Company's Board of Directors authorized a $1,500,000 private placement offering of 150 units at a unit price of $10,000 and each unit included 30,000 1995 Common Stock purchase warrants and 1,000 shares of Series A Convertible Preferred Stock. As of June 30, 1995, 24.9 units were sold generating net proceeds of $206,382. During July 1995, the Company obtained approval to extend the private placement offering to $1,700,000 and 170 units. This private placement offering closed on July 31, 1995 and a total of 170 units

                             USA Technologies, Inc.

                        (A Development Stage Corporation)

                    Notes to Financial Statements (continued)


9. Stock Transactions (continued)

were sold generating net proceeds of $1,647,567 ($1,700,000 less offering costs of $52,433). The subscriptions receivable at June 30, 1995 recorded in connection with this offering were received during July 1995. The 1995 Common Stock purchase warrants are exercisable at any time on or before January 31, 2001, unless such date is extended by the Company. Each warrant entitles the holder to purchase one share of Common Stock for $.50. The exercise price of the 1995 warrants may be reduced by the Company at any time, or from time to time.

During the period February 1996 through April 1996, 271,000 of the 1995 Common Stock purchase warrants were exercised at a reduced amount of $.40 per warrant generating gross proceeds of $108,400. Subsequent to April 30, 1996, the exercise price of the 1995 warrants was further reduced to $.30 until June 30, 1996. Such further reduction was made retroactive to those holders who had already exercised the 1995 warrants at $.40. Accordingly, the Company returned $27,100 to such holders. Subsequent to April 30, 1996 and through June 30, 1996, 2,814,000 of the 1995 warrants had been exercised at $.30. Through June 30, 1996, a total of 3,686,000 1995 warrants had been exercised for a total gross proceeds to the Company of $1,105,800. Of this amount, $106,350 was not received as of June 30, 1996 and is accordingly reflected as a subscription receivable (Note 12). At June 30, 1996, the Company had 1,414,000 of 1995 Common Stock purchase warrants outstanding.

During May 1995, the Company's shareholders approved the payment of a stock dividend of 3 shares of Common Stock, for each outstanding share of Series A Convertible Preferred Stock at the close of business on August 1, 1995. The effects of this stock dividend have been reflected in shareholders' equity in the accompanying financial statements as if the stock dividend had occurred on June 30, 1995 for the 636,200 Series A Convertible shares issued and outstanding on June 30, 1995.

During May 1995, the Company filed a registration statement on Form S-8, pursuant to which 250,000 (subsequently amended to 280,000) shares of Common Stock will be issued to a consultant in consideration for services rendered for the period April 1, 1995 through August 31, 1995. During the years ended June 30, 1996 and 1995, the Company issued 150,000 and 130,000, respectively, shares under this agreement. Professional fees of $64,205 and $99,750, respectively, were charged to operations during the years ended June 30, 1996 and 1995 representing the estimated fair value of the shares issued.

                             USA Technologies, Inc.

                        (A Development Stage Corporation)

                    Notes to Financial Statements (continued)


9. Stock Transactions (continued)

During December 1993, the Company commenced an offering of public securities in an effort to raise, before offering costs, a minimum of $500,000 and a maximum of $3,000,000. The offering permitted a minimum of 50,000 units or a maximum of 300,000 units at $10.00 per unit. Each unit consisted of 1 share of Series A Convertible Preferred Stock and 7 shares of Common Stock. The offering terminated on February 28, 1995 and, a total of 300,000 units were sold generating net proceeds of $ 2,345,104 ($3,000,000 less offering costs of $654,896).

During October 1992, the Company's Board of Directors authorized private offering of $2,000,000 for up to 200 units at a unit price of $10,000 which includes 30,000 shares of Common Stock and 1,000 shares of Series A Convertible Preferred Stock. The Company allocated $9.97 per share to the Series A Convertible Preferred Stock due to the Preferred Stock's senior position. The private offering closed on June 30, 1993 from which the Company issued 142.2 units and raised $1,270,254 of net proceeds ($1,422,000 less offering costs of $151,746).

During July 1993, the Company granted 157,300 Common Stock purchase rights at $1.00 per share to certain consultants and to a broker dealer in connection with this private placement offering. These rights were immediately vested and are exercisable for a period of five years.

During July 1992, the Company's Board of Directors authorized a $1,500,000 private placement offering of 150 units of Common and Preferred Stock. The offering was canceled effective September 1992. Approximately $50,000 of costs incurred in connection with the canceled offering were charged to operations during the year ended June 30, 1993.

10. Stock Options


Except as noted below, the Company's Board of Directors has granted options to employees and consultants to purchase common shares at or above fair market value. During June 1995, the Company issued 10,000 options at $.25 per share which was below fair market value and, accordingly, recorded a $2,600 charge to compensation expense in conjunction with the issuance.

                             USA Technologies, Inc.

                        (A Development Stage Corporation)

                    Notes to Financial Statements (continued)

10. Stock Options (continued)

The following table summarizes all stock option activity:


                                   Common Shares
                                       Under                 Price
                                 Options Granted            Per Share
                               ----------------------------------------------

Balance at June 30, 1993                     -           $          -
    Granted                            875,000           $        .25
                               -----------------------
Balance at June 30, 1994               875,000
    Canceled                          (100,000)          $        .25
    Granted                          2,290,000           $  .05 - .25
                               -----------------------
Balance at June 30, 1995             3,065,000
    Granted                            550,000           $        .65
    Exercised                         (280,000)          $        .05
                               -----------------------
Balance at June 30, 1996             3,335,000           $  .05 - .65
    Granted (unaudited)                200,000           $        .45
                               -----------------------
Balance at September 30, 1996
    (unaudited)                      3,535,000           $  .05 - .25
                               =======================

At June 30, 1996 and 1995 and September 30, 1996, respectively, 2,785,000, 2,890,000 and 2,885,000, respectively, of these options were exercisable.


11. Escrow and Cancellation Arrangements


At the request of the Pennsylvania Securities Commission, all of the executive officers and directors of the Company serving at the commencement of the initial public offering of the Company agreed to place in escrow 10,700,000 shares of Common Stock (subsequently amended to 8,603,675 by the cancellation of 2,305,000 shares by the President of the Company during June 1995 and February 1996 and the addition of 208,675 shares by officers and directors in August 1995, February 1996, and May 1996) beneficially owned by them until January 5, 1997. Under certain circumstances as outlined by the Pennsylvania Securities Commission, the President's shares may be held in escrow for an additional period of time, but not later than June 30, 1998. Any additional shares of Common Stock acquired by the executive officers and directors will also be held in escrow. The executive officers and directors have agreed not to sell, pledge, or transfer, directly or indirectly, any of the Common Stock held in escrow or

                             USA Technologies, Inc.

                        (A Development Stage Corporation)

                    Notes to Financial Statements (continued)


11. Escrow and Cancellation Arrangements (continued)


any options to acquire stock they may own. Additionally, the President of the Company has agreed that 4,365,000 shares of his escrowed Common shares would be canceled by the Company and would no longer be issued and outstanding unless certain performance measures as specified by the Commission are achieved. If the performance measures are achieved, the common shares released from escrow will result in a compensatory charge to the Company's operations. The charge will be based on the fair value of the Company's common shares on the date the shares are released from escrow. During the three months ended September 30, 1996, there was no such charge to operations. The 4,365,000 shares are not considered outstanding for purposes of calculating the loss per common share for all periods presented.


12. Subsequent Events

During July 1996, the Company granted options to an employee to purchase up to 100,000 shares of Common Stock at $.65 per share. These options vest at the rate of 12,500 every three months over a two-year period. The Board of Directors determined the options price to be granted at or above the fair market value of the underlying common shares on the date of grant.

In August, 1996, the Company authorized the issuance of 265,000 shares of Common Stock to two consultants. The Company issued and registered these shares in October, 1996 under the Act and such shares are freely tradeable thereunder.

During August 1996, the Company granted fully vested options to a consultant to purchase 50,000 shares of Common Stock at $.50 per share. The Board of Directors determined the option price of the underlying shares to be at or above the fair market value on the date of grant.

During August 1996, the Company's Board of Directors authorized the issuance of 265,000 shares of Common Stock to two consultants.

On September 10, 1996, the Company received $106,350 of subscriptions receivable relating to the 1995 Common Stock Purchase warrants exercised as described in
Note 9.

13. Events (Unaudited) Subsequent to the Date of the Report of Independent Auditors

During September 1996, the Company granted to an employee options to purchase up to 50,000 shares of Common Stock at $.45 per share. In November 1996, the Company granted to an employee options to purchase up to 50,000 shares of Common Stock at $.65 per share, to a consultant options to purchase up to 50,000 shares of Common Stock at $.50 per share, and to an employee options to purchase up to 10,000 shares of Common Stock at $.50 per share. During November 1996, the Company authorized the issuance of 160,000 shares of Common Stock to a consultant as compensation for services to be rendered to the Company. Such shares of Common Stock shall be issued to the consultant at the rate of 40,000 shares per month, commencing December 1996, and continuing each month thereafter. The Company plans to register such shares under the Act pursuant to a Form S-8 to be filed with the Securities and Exchange Commission. All of the above options were granted at an exercise price determined by the Board of Directors to be equal to or greater than the fair market value of the underlying shares on the date of grant. All of the options are exercisable at anytime within five years from the date of vesting.

During November 1996, the Company reduced from $.65 to $.45 the exercise price of options to purchase up to 450,000 shares of Common Stock issued to officers of the Company in April 1996 and May 1996. The new exercise price of these options was equal to or greater than the fair market value of the Common Stock on the date of such reduction.

During November 1996, the Company authorized a reduction of the exercise price of the 1996 Warrants from $.40 to $.20 during the period November 1, 1996 through December 31, 1996, after which the exercise price will increase to $.50.

During November 1996, the Company's Board of Directors authorized a $200,000 private placement offering of 20 units at a unit price of $10,000. Each unit includes 1,000 shares of Series A Convertible Preferred Stock and 30,000 1996-B Common Stock purchase warrants. There were no units sold to date.

        No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which the Prospectus relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is current as of any time subsequent to its date.

                               TABLE OF CONTENTS

Available Information. . . . . . . . . . . . . . . . . .               i

Prospectus Summary . . . . . . . . . . . . . . . . . . .               1

Recent Developments  . . . . . . . . . . . . . . . . . .               4

Risk Factors . . . . . . . . . . . . . . . . . . . . . .               4

Use of Proceeds. . . . . . . . . . . . . . . . . . . . .               8

Management Discussion And Analysis of
        Financial Condition And Results
        of Operations. . . . . . . . . . . . . . . . . .               8

Business . . . . . . . . . . . . . . . . . . . . . . . .              12

Management . . . . . . . . . . . . . . . . . . . . . . .              20

Principal Shareholders . . . . . . . . . . . . . . . . .              27

Certain Transactions . . . . . . . . . . . . . . . . . .              32

Selling Shareholders . . . . . . . . . . . . . . . . . .              34

Market for Common Stock. . . . . . . . . . . . . . . . .              38

Description of Securities. . . . . . . . . . . . . . . .              39

Plan of Distribution . . . . . . . . . . . . . . . . . .              45

Legal Matters  . . . . . . . . . . . . . . . . . . . . .              45

Experts. . . . . . . . . . . . . . . . . . . . . . . . .              46

Financial Statements . . . . . . . . . . . . . . . . . .             F-1

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Officers and Directors.

        Section 1746 of the Pennsylvania Business Corporation Law of 1988, as amended ("BCL"), authorizes a Pennsylvania corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the corporation and to purchase and maintain insurance of such indemnification. The Company's Bylaws substantively provide that the Company will indemnify its officers, directors, employees and agents to the fullest extent provided by Section 1746 of the BCL.

        Section 1713 of the BCL permits a Pennsylvania corporation, by so providing in its By-laws, to eliminate the personal liability of a director for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office and the breach or failure constitutes self-dealing, willful misconduct or recklessness. In addition, no such limitation of liability is available with respect to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to Federal, state or local law. The Company's By-laws eliminate the personal liability of the directors to the fullest extent permitted by
Section 1713 of the BCL.

Item 25. Other Expenses of Issuance and Distribution.

        The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the Common Stock, other than underwriting discounts and commissions.


Securities and Exchange Commission - Registration Fee .           $   896.56
Blue Sky fees and expenses. . . . . . . . . . . . . . .           $ 5,000.00
Printing and Engraving Expenses . . . . . . . . . . . .           $10,000.00
Accounting Fees and Expenses. . . . . . . . . . . . . .           $16,000.00
Legal Fees and Expenses . . . . . . . . . . . . . . . .           $16,000.00
Miscellaneous . . . . . . . . . . . . . . . . . . . . .           $ 2,103.44
                                                                  ----------

         Total . . . . . . . . . . . . . . . . . .                $50,000.00
                                                                  ----------



Item 26. Recent Sales of Unregistered Securities.


        During the three years immediately preceding the date of the filing of this Registration Statement, the following securities were issued by the Company without registration under the Securities Act of 1933, as amended ("Act"):

I.      Private Placements.

         During June and July 1995, the Company sold 170 Units at $10,000 each pursuant to a private placement under Rule 506 of Regulation D promulgated under the Act. Each Unit consisted of 1,000 shares of Preferred Stock and 30,000 1995 Common Stock Purchase Warrants. An aggregate of 170,000 shares of Preferred Stock and 5,100,000 1995 Common Stock Purchase Warrants were sold to 226 accredited investors. In connection therewith, William W. Sellers, a Director of the Company, purchased an aggregate of 2,225 shares of Preferred Stock and 66,750 1995 Common Stock Purchase Warrants.

        During May 1996, the Company sold 130 units at $10,000 each pursuant to a private placement under Rule 506 of Regulation D promulgated under the Act. Each unit consisted of 1,000 shares of Preferred Stock and 40,000 1996 Common Stock Purchase Warrants. An aggregate of 130,000 shares of Preferred Stock and 5,200,000 1996 Common Stock Purchase Warrants were issued to 100 accredited investors and 33 non-accredited investors. In connection therewith, William W. Sellers, a Director of the Company, purchased 4,000 shares of Preferred Stock and 160,000 1996 Common Stock Purchase Warrants.

II.     Stock Options

        In September, 1993, the Company issued to Gregory C. Rollins options to purchase an aggregate of 100,000 shares of Common Stock for $.25 per share.

        In August, 1994, the Company approved the issuance to Megan N. Cherney options to purchase an aggregate of 100,000 shares of Common stock for $.25 per share.

        In August, 1994, the Company issued to Haven Brock Kolls, Jr., options to purchase an aggregate of 50,000 shares of Common Stock for $.25 per share.

        In August, 1994, the Company issued to Barry Slawter options to purchase an aggregate of 200,000 shares of Common Stock for $.25 per share.

        In March 1995, the Company issued to the following officers, directors, consultants and employees, options to acquire an aggregate of 1,305,000 shares of Common Stock at $.25 per share:

                                                       Number of shares of
                                                    Common Stock purchasable
        Grantee                                     Under the Options Granted
        -------                                     -------------------------
        Henry B. duPont Smith                               100,000
        Keith L. Sterling                                   100,000
        William W. Sellers                                   55,000
        Peter G. Kapourelos                                  70,000
        William L. Van Alen, Jr.                             25,000
        Adele Hepburn                                       500,000
        Austin Hepburn                                      390,000
        Robert Leiser                                        40,000
        Doug Anette                                          25,000


         In March 1995, the Company issued to two consultants, Howard Bronson and Kelly Capital, options to acquire an aggregate of 500,000 shares of Common Stock at $.05 per share.


         In April 1995, the Company issued to H. Brock Kolls options to purchase up to 150,000 shares of Common Stock at $.25 per share.

         In June 1995, the Company issued to Barry Slawter options to purchase up to 10,000 shares of Common Stock at $.25 per share.

         In March 1996, the Company issued to Haven Brock Kolls options to purchase up to 50,000 shares of Common Stock at $.65 per share.

         In April 1996, the Company issued to Stephen Herbert options to purchase up to 400,000 shares of Common Stock at $.65 per share.

         In May 1996, the Company issued to Keith Sterling options to purchase up to 50,000 shares of Common Stock at $.65 per share.

         In May 1996, the Company issued to Edward Sullivan options to purchase up to 50,000 shares of Common Stock at $.65 per share.

         In July 1996, the Company issued to Michael Lawlor options to purchase up to 100,000 shares of Common Stock at $.65 per share.

         In August 1996, the Company issued to a RAM Group, consultant, options to purchase up to 50,000 shares of Common Stock at $.50 per share.

         In September 1996, the Company issued to Joseph Donahue options to purchase up to 50,000 shares of Common Stock at $.45 per share.

         In November 1996, the Company issued to a RAM Group, consultant, options to purchase up to 50,000 shares of Common Stock at $.50 per share.

         In November 1996, the Company issued to Phillip A. Harvey options to purchase up to 50,000 shares of Common Stock at $.65 per share.


         In November 1996, the Company issued to Michael Feeney options to purchase up to 10,000 shares of Common Stock at $.50 per share.



         The issuance of all of the foregoing options was made in reliance upon the exemption provided by Section 4(2) of the Act.

III.     Common Stock-For Cash.

         Shares of Common Stock were issued by the Company to the following persons at $.001 per share. All of such shares were issued by the Company in reliance upon the exemption provided by Section 4(2) of the Act.

                                                             Number of Shares
        Date                         Name                    of Common Stock
        ----                         ----                    -----------------
September 1993               Gregory C. Rollins                  100,000
September 1993               James Czekner                        10,000

        In July 1995, options to purchase 180,000 shares of Common Stock at $.05 per share were exercised by the holders thereof. All of such shares were issued by the Company in reliance on Section 4(2) of the Act.

         In February 1996, options to purchase 100,000 shares of Common Stock at $.05 per share were exercised by the holders thereof. All of such shares were issued by the Company in reliance on Section 4(2) of the Act.

IV. Stock Dividend.

        The Company issued a stock dividend consisting of 3 shares of Common Stock for each share of Preferred Stock issued and outstanding on August 1, 1995. Based on the 636,200 shares of Preferred

Stock issued and outstanding on such date, an aggregate of 1,908,600 shares of Common Stock were distributed to the holders of the Preferred Stock. Pursuant thereto, 48,000 shares were issued to Mr. Jensen, 1,500 shares were issued to Mr. Kolls, 3,000 shares were issued to Mr. Kapourelos, 11,175 shares were issued to Mr. Sellers, and 30,000 shares were issued to Mr. Smith. The issuance of this Common Stock was made in reliance on the exemption provided by Section 4(2) of the Act.

Item 27.  Exhibits.

Exhibit
Number                             Description
-------                            -----------
  3.1 Articles of Incorporation of Company filed on January 16, 1992 (Incorporated by reference to Exhibit 3.1 to Form SB-2 Registration
                  Statement No. 33-70992)

  3.1.1 First Amendment to Articles of Incorporation of the Company filed on July 17, 1992
                  (Incorporated by reference to Exhibit 3.1.1
                  to Form SB-2 Registration Statement No. 33-70992)

  3.1.2 Second Amendment to Articles of Incorporation of the Company filed on July 27, 1992
                  (Incorporated by reference to Exhibit 3.1.2
                  to Form SB-2 Registration Statement No. 33-70992)

  3.1.3 Third Amendment to Articles of Incorporation of the Company filed on October 5, 1992
                  (Incorporated by reference to Exhibit 3.1.3
                  to Form SB-2 Registration Statement No. 33-70992)

  3.1.4 Fourth Amendment to Articles of Incorporation of the Company filed on October 18, 1993
                  (Incorporated by reference to Exhibit 3.1.4
                  to Form SB-2 Registration Statement No. 33-70992)

  3.1.5 Fifth Amendment to Articles of Incorporation of the Company filed on June 7, 1995 (Incorporated by reference to Exhibit 3.1 to Form SB-2 Registration Statement No. 33-98808)

  3.1.6 Sixth Amendment to Articles of Incorporation of the Company filed on May 1, 1996

  3.2             By-Laws of the Company (Incorporated by
                  reference to Exhibit 3.2 to Form SB-2
                  Registration Statement No. 33-70992)

Exhibit
Number                             Description
-------                            -----------

  4.1 1996 Warrant Agreement dated as of May 1, 1996 between the Company and American Stock Transfer and Trust Company

  4.2             Form of 1996 Warrant Certificate

  4.3 1995 Warrant Agreement dated as of June 21, 1995 between the Company and American Stock Transfer and Trust Company (Incorporated by reference to Exhibit 4.1 to Form SB-2 Registration Statement No. 33-98808)

  4.4 Form of 1995 Warrant Certificate (Incorporated by reference to Exhibit 4.2 to Form SB-2 Registration Statement No. 33-98808)

  5.1             Opinion of Lurio & Associates

  10.1 Amended and Restated Employment and Non-Competition Agreement between the Company and George R. Jensen, Jr., dated as of July 1, 1992 (Incorporated by reference to Exhibit 10.3 to Form SB-2 Registration Statement No. 33-70992)

  10.1.2 First Amendment to Amended and Restated Employment and Non-Competition Agreement between the Company and George
                  R. Jensen, Jr., dated as of April 29, 1996

  10.2 Employment and Non-Competition Agreement between the Company and Keith L. Sterling dated as of July 1, 1993 (Incorporated by reference to
                  Exhibit 10.4 to Form SB-2 Registration
                  Statement No. 33-70992)

  10.2.1          First Amendment to Employment and Non-
                  Competition Agreement between the Company and Keith L. Sterling dated as of April 29, 1996

  10.3 Employment and Non-Competition Agreement between the Company and Edward J. Sullivan dated as of July 1, 1993 (Incorporated by reference to
                  Exhibit 10.5 to Form SB-2 Registration
                  Statement No. 33-70992)

  10.3.1          First Amendment to Employment and Non-
                  Competition Agreement between the Company and Edward J. Sullivan dated as of April 29, 1996

  10.4 Employment and Non-Competition Agreement between the Company and Adele Hepburn dated as of January 1,1993 (Incorporated by reference to Exhibit 10.7 to Form SB-2 Registration Statement No. 33-70992)

  10.5 Robert L. Bartlett Common Stock Options dated as of July 1, 1993 (Incorporated by reference to Exhibit 10.9 to Form SB-2 Registration
                  Statement No. 33-70992)

Exhibit
Number                             Description
-------                            -----------
  10.6 Edward J. Sullivan Common Stock Options dated as of July 1, 1993 (Incorporated by reference to Exhibit 10.10 to Form SB-2 Registration
                  Statement No. 33-70992)

  10.6.1 Edward J. Sullivan Common Stock Options dated as of April 29, 1996

  10.7            Keith L. Sterling Common Stock Options dated
                  July 1, 1993 (Incorporated by reference to
                  Exhibit 10.11 to Form SB-2 Registration
                  Statement No. 33-70992)

  10.7.1 Keith L. Sterling Common Stock Options dated as of April 29, 1996

  10.8 Adele Hepburn Common Stock Options dated as of July 1, 1993 (Incorporated by reference to Exhibit 10.12 to Form SB-2 Registration
                  Statement No. 33-70992)

  10.9 Gregory C. Rollins Common Stock Options dated as of August 23, 1993 (Incorporated by reference to Exhibit 10.13 to Form SB-2 Registration
                  Statement No. 33-70992)

  10.10 Lease Agreement for Principal Executive Office dated October 1, 1992 (Incorporated by reference to Exhibit 10.14 to Form SB-2 Registration
                  Statement No. 33-70992)

 10.10.1 First Amendment to Lease for Principal Executive Office dated July 13, 1993 (Incorporated by reference to Exhibit 10.14.1 to Form SB-2
                  Registration Statement No. 33-70992)

  10.11           Application Sales Agreement of the Company to
                  Card Establishment Services, Inc. and letter of acceptance thereof (Incorporated by reference to Exhibit 10.15 to Form SB-2
                  Registration Statement No. 33-70992)

  10.12 Non-Disclosure Agreement between USA Entertainment Center, Inc. and Card Establishment Services, Inc. (Incorporated by reference to Exhibit 10.16 to Form SB-2 Registration Statement No. 33-70992)

Exhibit
Number                             Description
-------                            -----------

  10.13 Certificate of Appointment of American Stock Transfer & Trust Company as Transfer Agent and Registrar dated October 8, 1993 (Incorporated by reference to Exhibit 10.23 to Form SB-2 Registration Statement No. 33-70992)

  10.14           Form of Escrow Agreement between the Company,
                  Meridian Trust Company and various shareholders dated as of December 28, 1993 (Incorporated by reference to Exhibit 10.31 to Form SB-2
                  Registration Statement No. 33-70992)

 10.14.1 Modification to Escrow Agreement dated as of October 6, 1994 between the Company, Meridian Trust Company and George R. Jensen, Jr. (Incorporated by reference to Exhibit 10.31.1 to Form SB-2 Registration Statement No. 33-70992)

 10.14.2          Joinder to Escrow Agreement dated as of
                  February 14, 1996 by each of Haven Brock Kolls,
                  Barry Slawter, and Henry B. duPont Smith

  10.15 Employment and Non-Competition Agreement between the Company and H. Brock Kolls dated as of May 1, 1994 (Incorporated by reference to
                  Exhibit 10.32 to Form SB-2 Registration
                  Statement No. 33-70992)

  10.15.1         First Amendment to Employment and Non-
                  Competition Agreement between the Company and H. Brock Kolls dated as of March 20, 1996

  10.16 Agreement of Lease dated March 16, 1994, by and between the Company and G.F. Florida Operating
                  Alpha, Inc. (Incorporated by reference to Exhibit 10.33 to Form SB-2 Registration
                  Statement No. 33-70992)

  10.17 Megan N. Cherney Common Stock Options dated as of April 1, 1994 (Incorporated by reference to Exhibit 10.41 to Form SB-2 Registration
                  Statement No. 33-70992)

  10.18 H. Brock Kolls Common Stock Options dated as of May 1, 1994 (Incorporated by reference to Exhibit 10.42 to Form SB-2 Registration
                  Statement No. 33-70992)

Exhibit
Number                             Description
-------                            -----------

  10.18.1 H. Brock Kolls Common Stock Options dated as of March 20, 1996

  10.19 Barry Slawter Common Stock Options dated as of August 25, 1994 (Incorporated by reference to Exhibit 10.43 to Form SB-2 Registration
                  Statement No. 33-70992)

  10.20 Employment and Non-Competition Agreement between the Company and Barry Slawter dated as of July 12, 1994 (Incorporated by reference to Exhibit 10.44 to Form SB-2
                  Registration Statement No. 33-70992)

  10.21 Employment Agreement dated June 30, 1994 between the Company and Megan N. Cherney (Incorporated by reference to Exhibit 10.45 to Form SB-2
                  Registration Statement No. 33-70992)

  10.22           First Amendment to Employment and Non-
                  Competition Agreement dated September 2, 1994 between Barry Slawter and the Company
                  (Incorporated by reference to Exhibit 10.46
                  to Form SB-2 Registration Statement No. 33-70992)

  10.23 Consulting Agreement between Jerome M. Wenger and the Company dated March 24, 1995
                  (incorporated by reference to Exhibit 28 to the Form S-8 Registration Statement No. 33-92038 filed on May 6, 1995)

  10.24 Amendment to Consulting Agreement between Jerome M. Wenger and the Company dated May 19, 1995 (incorporated by reference to Exhibit
                  28.2 to Form S-8 filed on November 1, 1995)

  10.25           First Amendment to Employment And Non-
                  Competition Agreement between the Company and Barry Slawter dated September 28, 1995 (Incorporated by reference to Exhibit 10.25 to Form SB-2 Registration Statement No. 33-98808)


  10.26           Remarketer/Integrator Agreement between
                  the Company and Dell Computer Corporation dated February 8, 1996

Exhibit
Number                             Description
-------                            -----------

  10.27           Letter Agreement between the Company and
                  Diversified Corporate Consulting Group, L.P., dated February 7, 1996 (Incorporated by reference to Exhibit 28.2 to Form S-8
                  Registration Statement No. 333-2614)


  10.28 Employment And Non-Competition Agreement between the Company and Michael Lawlor dated June 7, 1996

  10.29           Michael Lawlor Common Stock Option
                  Certificate dated as of July 8, 1996

  10.30 Employment And Non-Competition Agreement between the Company and Stephen P. Herbert dated April 4, 1996

  10.31           Stephen P. Herbert Common Stock Option
                  Certificate dated April 4, 1996

  10.32           Letter between the Company and William W.
                  Sellers dated July 17, 1996

  10.33           Letter between the Company and Peter G.
                  Kapourelos dated July 17, 1996

  10.34 RAM Group Common Stock Option Certificate dated as of August 22, 1996 (Incorporated by reference to Exhibit 10.34 to Form SB-2
                  Registration Statement No. 33-98808)

  10.35 RAM Group Common Stock Option Certificate dated as of November 1, 1996 (Incorporated by reference to Exhibit 10.35 to Form SB-2
                  Registration Statement No. 33-98808)

  10.36 Philip A. Harvey Common Stock Option Certificate dated as of November 1, 1996 (Incorporated by reference to Exhibit 10.36 to Form SB-2
                  Registration Statement No. 33-98808)

  10.37 Joseph Donahue Common Stock Option Certificate dated as of September 2, 1996 (Incorporated by reference to Exhibit 10.37 to Form SB-2
                  Registration Statement No. 33-98808)

  10.38 Separation and Consulting Agreement between the Company and Edward J. Sullivan dated December 17, 1996 (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on December 19,
                  1996).

**23.1            Consent of Ernst & Young LLP, Independent
                  Auditors

  23.2            Consent of Lurio & Associates (included
                  in Exhibit 5.1)


--------------
         ** Filed herewith

Item 28.  Undertakings.

        The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post Effective Amendment No. 1 to Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, Pennsylvania, on January 6, 1997.


                                    USA TECHNOLOGIES, INC.

                                By: /s/ George R. Jensen, Jr.
                                    ------------------------------------
                                    George R. Jensen, Jr.,
                                    President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been duly signed below by the following persons in the capacities and dates indicated.


     Signatures                            Title                            Date
     ----------                            -----                            ----



/s/ George R. Jensen, Jr.          Chairman of the Board,            January 6, 1997
---------------------------           President and Chief
George R. Jensen, Jr.                 Executive  Officer
                                      (Principal and Chief
                                      Executive Officer)


/s/ Stephen P. Herbert             Vice President,                   January 6, 1997
---------------------------           Director
Stephen P. Herbert


/s/ Keith L. Sterling              Vice President, Chief             January 6, 1997
---------------------------           Financial Officer
Keith L. Sterling                     (Principal Accounting
                                      Officer) and Director


/s/  William W. Sellers            Director                          January 6, 1997
---------------------------
William W. Sellers


/s/ Peter G. Kapourelos            Director                          January 6, 1997
---------------------------
Peter G. Kapourelos


                                   Director                          January  , 1997
---------------------------
Henry B. duPont Smith


/s/ William L. Van Alen,Jr.        Director                          January 6, 1997
---------------------------
William L. Van Alen, Jr.




                                  EXHIBIT INDEX

Exhibit
Number            Description
-------           -----------
23.1              Consent of Ernst & Young LLP, Independent
                  Auditors

----------------